Exhibit 10.3

OFFICE LEASE

Project:	THE SHOPS AT LEGACY – NORTH PHASE II (OFFICES)

Landlord:	THE SHOPS AT LEGACY (NORTH) LLC

Tenant:	ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation

OFFICE LEASE
BASIC LEASE INFORMATION

1.  Date of Lease:  June 7, 2013

2. Office Project:

a.	Name: The Shops at Legacy - North Phase II Offices
b.	Address: 5840 Legacy Circle Drive, Plano, Texas 75024
c.	Office Project Rentable Area: 114,116 rsf. or such area as may be required per subsection 1.102

3.	Tenant: ADS Alliance Data Systems, Inc.

4. Premises:

a.	Suite D 270
b.	Premises Rentable Area: 11,520 s.f.
c.	Premises Usable Area: 10,492 s.f.

5. Basic Rent:

Rental Period	Annual Rate Per Foot of Premises Rentable Area	Basic Monthly Rent

Months 1 – 5
Months 6-17
Months 18-29
Months 30-41
Months 42-53
Months 54-65

6.	Tenant's Share: 10.1% or such other percentage as may be reasonably determined pursuant to Section 1.102

7.	Operating Expense Stop: Equal to actual Operating Expenses for the calendar year 2013, grossed up in accordance with subsection 2.202 of this Lease.

8.	Term: Sixty-five (65) months, provided that if the Commencement Date occurs on a day other than the first day of a calendar month, the Term of this Lease shall be extended to the last day of the calendar month in which the Term of this Lease would otherwise expire and Tenant shall pay Basic Monthly Rent and Additional Rent through the end of such calendar month. Tenant shall have an option to renew the Term of this Lease for two (2) additional terms of five (5) years each, as set forth in Rider 2, Renewal Option.

9. Commencement Date:  September 1, 2013

10.	Expiration Date: January 31, 2019

11.	Permitted Use: General office and administrative purposes.

12.  Security Deposit:

13.	Payments: All payments shall be payable to Landlord and sent in care of K-N Ventures, Inc. ("Property Manager"), at 7200 Bishop Road, Suite 250, Plano, Texas 75024, or such other place as Landlord may designate by written notice to Tenant from time to time. All payments shall be in the form of check or wire transfer until otherwise designated by Landlord, provided that payment by check shall not be deemed made if the check is not duly honored with good funds.

14.	Guarantor: None.

15.	Addresses:

Landlord:	The Shops at Legacy (North) L. L. C.
c/o The Karahan Companies
7200 Bishop Road, Suite 250
Plano, Texas 75024
Attention: Fehmi Karahan
Phone:  214-473-9700
Fax:	214-473-9701

Tenant:
Prior to Commencement Date:
ADS ALLIANCE DATA SYSTEMS, INC.
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
Attention:  VP of Corporate Administration
Phone:  (214) 494-3000

After Commencement Date:
ADS ALLIANCE DATA SYSTEMS, INC.
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
Attention:  General Counsel
Phone:  214-494-3000

Landlord and Tenant are initialing this Basic Lease Information below as an acknowledgment that it is part of the attached Office Lease.
       Initials:
Landlord: _________________
                                                                                                         Tenant:     _________________

OFFICE LEASE

This Office Lease (this "Lease") is made by and between THE SHOPS AT LEGACY (NORTH) L. L. C., a Texas limited liability company ("Landlord"), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation ("Tenant").  The Basic Lease Information attached hereto as page i (the "Basic Lease Information") and all exhibits, riders and other attachments to this Lease are incorporated into this Lease and made a part hereof.  Capitalized terms used in this Lease without definitions have the respective meanings assigned to them in the Basic Lease Information.

ARTICLE 1
TERM AND POSSESSION

SECTION 1.1 LEASE OF PREMISES, COMMENCEMENT AND EXPIRATION.

1.101	Lease of Premises. The "Office Project", (herein so called) which is located on the real property described in Exhibit A attached hereto (the "Land"), is comprised of certain ground floor lobby space and one (1) floor of space on the second level of a series of mixed-use buildings within "The Shops at Legacy – North (Phase II)" project (the "Master Project") in Legacy Town Center in Plano, Texas. The mixed use building in which the Premises is located shall be referred to herein as the "Building". The Office Project is located within several buildings within the Master Project; each such building is located adjacent to an above-grade, multi-level parking garage (the parking garage identified on Exhibit A-1 shall be referred to as the "Garage"). In consideration of the mutual covenants herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, subject to all the terms and conditions of this Lease. The Premises is shown as the crosshatched area on Exhibit B attached hereto. The Office Project, the Garage, the Land, the other parking garages within the Master Project that serve the Office Project (the "Other Garages") and all other improvements located on, and appurtenances to, the Office Project, the Garage, the Other Garages, and the Land are referred to collectively herein as the "Property." Exhibits "A", "A-1", and "B" indicates the current plans for development and location of the Office Project (which plans may change from time to time); however, with regard to Exhibit "A", the parties agree that the exhibit is attached solely for the purpose of locating the Office Project and the Premises within the Office Project and that no representation, warranty, or covenant is to be implied by any other information shown on the exhibit (i.e., any information as to buildings, tenants or prospective tenants, etc. is subject to change at any time).

1.102	Rentable Area and Usable Area. The agreed rentable area of the Office Project is stipulated to be 114,116 square feet (the "Office Project Rentable Area"); provided, however, the Office Project Rentable Area shall be subject to adjustment based on actual construction and measurement. The agreed rentable area of the Premises is stipulated to be the Premises Rentable Area, which is set forth in the Basic Lease Information. The "Tenant's Share" stipulated in the Basic Lease Information has been calculated by dividing the Premises Rentable Area by the Office Project Rentable Area, then expressing such quotient as a percentage. Notwithstanding the foregoing, it is the intention of the parties hereto that the Office Project Rentable Area and the Premises Rentable Area be calculated in accordance with the definitions contained in that certain publication entitled "Standard Method for Measuring Floor Area in Office Buildings", published by Building Owners and Managers Association International, as approved June 7, 1996 (hereinafter referred to as "BOMA"). Therefore, either Landlord or Tenant may at any time within 12 months of the execution of this Lease, elect to have the Office Project and the Premises re-measured in accordance with BOMA. In the event that the results of such re-measurement differ by more than five percent (5%) from the stipulated sizes of Office Project Rentable Area and/or Premises Rentable Area set forth in the Basic Lease Information, then the Office Project Rentable Area and/or Premises Rentable Area shall be adjusted as set forth in BOMA (and Tenant's Share, Basic Rent, the allowance payable pursuant to the Work Letter, and other similar matters based on Rentable Area shall be adjusted accordingly on a prospective basis).

1.103	Term and Commencement. The Term of this Lease shall commence on the Commencement Date (as such Commencement Date may be adjusted pursuant to subsection 1.201 below or the Work Letter (herein so called) attached hereto as Exhibit C) and, unless sooner terminated pursuant to the terms of this Lease, shall expire, without notice to Tenant, on the Expiration Date (as such Expiration Date may be adjusted pursuant to subsection 1.201 below or the Work Letter). Landlord shall deliver to Tenant a notice setting forth the Commencement Date and the Expiration Date which notice Tenant shall execute and return to Landlord within ten (10) days of the receipt thereof. Tenant shall have an option to renew the Term of this Lease for two (2) additional terms of five (5) years each, as set forth in Rider 2, Renewal Option

SECTION 1.2 COMPLETION AND DELIVERY OF PREMISES.

1.201	Landlord hereby delivers the Premises to Tenant upon execution of lease in its "as is, where is," condition, and Tenant hereby accepts same free of any tenancies or other rights of third parties. If Landlord has not delivered such exclusive possession of all of the Premises to Tenant on or before the fifth (5th) business day after the date (the "Lease Delivery Date") of Landlord's receipt of (i) at least four (4) original counterparts of this Lease each executed by Tenant, and (ii) at least six (6) original counterparts of the Initial Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit H each executed and acknowledged by Tenant, the date set forth in Section 1.103 above will be extended on a day-for-day basis for each day after the expiration of such 5-business day time period it takes Landlord to satisfy its delivery of possession obligations set forth above. Tenant will construct "Tenant's Improvements" in the Premises as defined and provided in the Work Letter. Tenant will use reasonable efforts to achieve Substantial Completion (as defined in the Work Letter) of Tenant's Improvements by the Commencement Date. Landlord warrants that on the date hereof the Premises (except with respect to Tenant's Work) and the Building is in compliance with all laws (including the Disability Laws), statutes, ordinances, orders, rules, codes, restrictions, policies, determinations, requirements or regulations of the federal, state, county and/or municipal governments or other duly constituted public authority affecting said building(s) and the Premises therein and that all work performed by or on behalf of Landlord prior to the date hereof, if any, shall have been performed in a good and workmanlike manner (and in compliance with all building, electrical, communications and safety codes, ordinances, standards, regulations and requirements now in effect or hereafter promulgated. If it is reasonably determined after possession of the Premises has been delivered to Tenant that the same did not comply with applicable laws on such delivery date (for example, non-compliant restrooms), Landlord, not Tenant, will be responsible for remedying such non-compliance at Landlord's sole cost and expense notwithstanding anything to the contrary contained in this Lease.

1.202	Acceptance of Premises Memorandum. On the date hereof, Landlord and Tenant shall execute the Acceptance of Premises Memorandum (herein so called) attached hereto as Exhibit D.

1.203	Occupancy of the Premises . Tenant shall have the right to occupy the Premises prior to Substantial Completion in connection with Tenant's construction of Tenant's Work pursuant to the Work Letter. In addition, Tenant and Tenant's agents, contractors and consultants shall have the right to enter upon the Premises from and after the date hereof, without being required to pay Basic Annual Rent because of such entry, to perform certain agreed portions of Tenant's improvement work (such as, but not limited to cabling, furniture, fixture, and equipment installation), provided that such entry shall be subject to all terms and conditions of this Lease other than the obligation to pay Basic Annual Rent.

SECTION 1.3 REDELIVERY OF THE PREMISES.   Upon the expiration or earlier termination of this Lease or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately deliver to Landlord the Premises in a safe, clean, neat, sanitary and operational condition, ordinary wear and tear and damage by casualty (subject to the provisions of Article 7) excepted, together with all keys and parking and access cards. Further, upon the expiration or earlier termination of this Lease or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease Tenant shall have the right to remove any  of Tenant's property including but not limited to furniture, vending machines, specialty Air Conditioning units, Uninterrupted Power Supplies, white boards including SMART board, Audio/Visual systems, soda machines, added specialty lighting, appliances including microwaves, icemakers, dishwashers, coffee brewing systems, "instahot" hot water heaters, white noise systems and security systems. Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that any and all telecommunications equipment and other facilities for telecommunications transmission (including, without limitation, wires, cables, fibers, equipment, and connections for Tenant's telecommunications services) installed at the Building or in the Premises by or on behalf of Tenant shall be abandoned and left in place, without additional payment to Tenant or credit against rent, unless Tenant otherwise elects to remove the same provided that (i) any damage caused by such removal is repaired by Tenant, and (ii) such removal will not materially and adversely affect the value of the Building.

SECTION 1.4  HOLDING OVER.   In the event Tenant or any party under Tenant claiming rights to this Lease, retains possession of the Premises after the expiration or earlier termination of this Lease, such possession shall constitute a tenancy at will only, subject, however, to all of the terms, provisions, covenants and agreements on the part of Tenant hereunder; such parties shall be subject to immediate eviction and removal and Tenant or any such party shall pay Landlord as rent for the first month  of such holdover an amount equal to one (1) times the Basic Annual Rent and one (1) times Additional Rent (each as  defined in Section 2.1 and Section 2.201(a), respectively) in effect immediately preceding expiration or termination, as applicable, prorated on a daily basis.  Tenant shall pay Landlord as rent beginning month two of such holdover an amount equal to one and one-half (1½) times the Basic Annual Rent and one (1) times Additional Rent (each as  defined in Section 2.1 and Section 2.201(a), respectively) in effect immediately preceding expiration or termination, as applicable, prorated on a daily basis.   The rent during such holdover period shall be payable to Landlord from time to time on demand.  Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant's receipt of notice from Landlord to so vacate.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the term of this Lease; no payments of money by Tenant to Landlord after the expiration or earlier termination of this Lease shall reinstate, continue or extend the term of this Lease; and no extension of this Lease after the expiration or earlier termination thereof shall be valid unless reduced to writing and signed by both Landlord and Tenant.

ARTICLE 2
RENT

SECTION 2.1 BASIC RENT.

2.101    Tenant shall pay as annual rent for the Premises the product of the Premises Rentable Area times the annual rate per square foot of Premises Rentable Area shown in the Basic Lease Information (such product is herein called "Basic Annual Rent").  The Basic Annual Rent shall be payable in monthly installments equal to the applicable Basic Monthly Rent shown in the Basic Lease Information in advance, without demand, offset or deduction, except as otherwise provided to the contrary in this Lease which monthly installments shall commence on the Commencement Date and shall continue on the first (1st) day of each calendar month thereafter.  If the Commencement Date occurs on a day other than the first day of a calendar month, the Basic Monthly Rent for such partial month shall be prorated.

SECTION 2.2 ADDITIONAL RENT.

2.201	Definitions . For purposes of this Lease, the following definitions shall apply:

(a)  "Additional Rent" means the sum of:  (i) Tenant's Share multiplied by the amount by which Operating Expenses (hereinafter defined) for the calendar year in question exceed the Operating Expense Stop, (as set forth in item 7 of the Basic Lease Information, and incorporated herein) plus (ii) any applicable Rental Tax on rent required to be paid by Tenant under this Lease during the calendar year in question.  The term "Rental Tax" shall mean any rental, excise, sales, transaction, or other tax or levy, however denominated (but excluding Landlord's federal, state, or local income, franchise, or margins tax), imposed upon or measured by the rental hereunder (including, without limitation, any parking rental owing under Exhibit F hereto) required to be paid by Tenant under this Lease.  Landlord shall clearly set forth the type of tax included in Additional Rent.  Landlord shall provide Tenant calculations and supporting documentation that will permit Tenant to verify the Rental Tax included in Additional Rent.

(b)  "Common Electrical Expenses" means all costs incurred by Landlord to supply electricity to the common areas of the Office Project, only as determined in good faith by Landlord, but shall not include any expenses for electricity provided directly for other space in the Property leased to tenants.

(c)  "Operating Expenses" means all of the costs and expenses Landlord incurs, pays or becomes obligated to pay in connection with operating, maintaining, insuring, providing utilities to, and managing the Office Project, including the Common Areas  for a particular calendar year or portion thereof, as reasonably determined by Landlord in accordance with generally accepted accounting principles, such costs and expenses to include, but not be limited to, the following:  (i) Taxes; (ii) insurance premiums ("Insurance Premiums"); (iii) all gas, water, sewer and other utility charges including Common Electrical Expenses ("Utility Expenses"); (iv) all service, testing and other charges incurred in the operation and maintenance of the elevators and the plumbing, fire sprinkler, security, heating, ventilation and air conditioning systems; (v) cleaning and other janitorial services (inclusive of window cleaning); (vi) tools and supplies costs; (vii) repair costs; (viii) costs of landscaping, including landscape maintenance and sprinkler maintenance costs and rental and supply costs in connection therewith; (ix) security and alarm services; (x) license, permit and inspection fees; (xi) management fees customary in the marketplace for office buildings comparable to the Office Project (but in no event in excess of 3 % of gross rents); (xii) wages and related benefits payable to employees, including taxes and insurance relating thereto (but only to the extent that such employees work solely for the benefit of the Property at the level of Building manager and below); (xiii) accounting services; (xiv) legal services, unless incurred (A) in connection with tenant defaults, financings, lease negotiations, sales of the Property or any part thereof, or procuring new tenants, or (B) as the result of a specific claim or action for which another tenant in the Office Project is obligated under its lease to pay Landlord's legal fees; (C) as the result of a violation by Landlord, its employees, agents and /or contractor, any tenant or other occupant of the Building, of any terms and conditions of this Lease or of the leases of the other tenants in the Building, and/or of any applicable laws, regulation and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, it's employees, agents and/or contractors, tenants or other occupants of the Building, it being intended that each party shall be responsible for the cost resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building;  (xv) trash removal; (xvi) maintenance, repair, repaving and operating costs for the Garage, the Other Garages (provided all other tenants or other occupants of the Building are responsible for their pro-rata share of the maintenance, repair, repaving and operating costs of the Other Garages under this subsection xvi) and parking areas; (xvii) any charges assessed against the Property pursuant to any recorded covenants affecting the Property, including all dues, charges, assessments and other payments made to Legacy Association or any other property owners' association affecting the Master Project (xviii) subject to the limitations of clause (xix) following, the cost of any improvement made to the Property by Landlord that is required under any governmental law or regulation which was not promulgated, or which was promulgated but was not applicable to the Office Project, at the time the Office Project was constructed, amortized over such period as Landlord shall reasonably determine (but not less than the useful life of such improvement), together with an amount equal to interest on the unamortized balance thereof at a rate which, on the date the improvement in question is fully completed, is equal to the sum of two percent (2%) per annum plus the annual "Prime Rate" published by The Wall Street Journal in its listing of "Money Rates," or if such rate is no longer published, a comparable rate of interest listed in a nationally circulated publication selected by Landlord, provided that such sum may in no event exceed the maximum interest allowed to be contracted for under applicable law (such sum is herein called the "Amortization Rate"); (xix) the cost of any improvement made to the Common Areas or Service Corridors of the Property that is required under interpretations or regulations issued after the Commencement Date under, or amendments made after the Commencement Date to, the provisions of Tex. Rev. Civ. Stat. Ann. art. 9102 and the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213 (such statutes, interpretations and regulations are herein collectively called the "Disability Acts"), amortized over such period as Landlord shall reasonably determine (but not less than the useful life of such improvement), together with an amount equal to interest on the unamortized balance thereof at a rate which, on the date the improvement in question is fully completed, is equal to the Amortization Rate; and (xx) the cost of any other equipment installed in, or capital improvement made to, the Office Project which Landlord reasonably anticipates will reduce Operating Expenses, amortized over such period as is reasonably determined by Landlord (but not less than the useful life of such improvement), together with an amount equal to interest on the unamortized balance thereof at a rate, which on the date the device or equipment in question is fully installed, is equal to the Amortization Rate.  To the extent any element of Operating Expenses is, in Landlord's reasonable opinion, allocable between the Office Project and other components of the Master Project, Landlord shall be entitled to so allocate on a relative square footage basis; likewise, in the event Landlord reasonable determines that portion of certain expenses affecting the Master Project is allocable to the Office Project, then Landlord shall be entitled to allocate some expenses on a relative square foot basis or such other basis as Landlord deems reasonable.

"Operating Expenses" shall not include any of the following:

(a) costs of repairs, replacements or other work occasioned by casualties, or by the exercise by governmental authorities of the right of eminent domain;

(b) advertising and promotional expenses, leasing commissions, attorney's fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with the solicitation of, advertising for, negotiating with or entering into leases or other prospective tenancy arrangements for space in the Building (including, without limitation, lease assumptions or payments made to satisfy lease obligations), or in connection with negotiations or disputes with and/or enforcement of agreements with such prospective tenants, tenants or other occupants of the Building, marketing or leasing consultants, property management, purchasers (or prospective purchasers), ground lessors (or prospective ground lessors), mortgagees (or prospective mortgagees) of the Building including leasing commissions and fees of attorneys or of marketing or leasing consultants or brokers;

(c) tenant allowances, tenant concessions, work letters, and other costs or expenses(including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leaseable space in the Building, including space planning/interior design fees for same;

(d) payments of principal, finance charges or interest on debt or amortization on any mortgage. deed of trust or other debt, or rental payments (or increases in same) under any ground or underlying lease or leases;

(e) services, items and benefits for which any other tenant or occupant of the Building is obligated specifically to reimburse Landlord or any other tenant or occupant of the Building pays third persons;

(f) costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, any tenant or other occupant of the Building, of Any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents and/or contractors, tenants or other occupants of the Building, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building;

(g) penalties for late payment, including, without limitation, penalties for late payment of taxes, equipment leases, and other amounts owing by Landlord (as long as Tenant pays amounts owing to Landlord hereunder on a timely basis);

(h) costs for which Landlord is compensated through or reimbursed by insurance or other means of recovery including, without limitation, reimbursements made by Tenant or other occupants of the Building (payment by Tenant of Tenant's Expense Payment and similar payments by other Building tenants pursuant to their leases are not reimbursements);

(i) contributions to charitable organizations;

(j) the costs of any initial "tap fees" or one time lump sum sewer or water connection fees for the Building;

(k) costs or fees relating to the defense of Landlord's title to or interest in the Building and/or the Land, or any part thereof, or any costs or expenses associated with any sale or Finance transaction;

(l) reserves;

(m) any expense to comply with Laws for which compliance was required as of the date of this Lease;

(n) wages, benefits and other compensation for anyone above general manager level (and wages, benefits and other compensation of persons who are not fully devoted to the Building shall be equitably prorated based on percentage of time devoted to the Building as compared to other buildings);

(o) depreciation on the Building and related improvements;

(p) costs for materials, work or services/facilities that aren't generally available to all office tenants and other office occupants of the Building or for the general benefit of the Building;

(q) management fees to the extent material1y in excess of the management fees generally charged by owners of Comparable Properties;

(r) costs of capital improvements (as opposed to items properly considered a repair or replacement items although they may be considered capital items for accounting purposes), except to the extent the same are either reasonably expected to reduce the normal] operating costs (including, without limitation, utility costs) of the Building, or for the purpose of complying with any law, rule or order (or amendment thereto) not in effect as of the date of this Lease. All capital costs that are allowable as Operating Expenses shall be amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to be the item's useful life or to the extent of operating cost savings reasonably determined by Landlord to have occurred;

(s) costs and expenses incurred (whenever incurred) to remove (or to remediate damage to the extent therefrom) any Hazardous Substances (as defined in Section 4.103 below) that are in, on, under, about or affect the Property on or before the date of this Lease (regardless of when discovered) or have been released by Landlord or Landlord's managing agent;

(t) all costs of repair or replacement of any item covered by a warranty;

(u) payments in respect to overhead or profit to subsidiaries or other affiliates of Landlord, for management or other services in or to the Building, or for supplies or other materials to the extent that the costs of such services, supplies, or materials materially exceeds fair market costs;

(v) acquisition costs for sculptures, paintings or other works of art (not including seasonal decorations and customary flower arrangements);

(w) costs for repairs needed due to any defect in the original design or construction of the Building and any other improvements located at the Property;

(x) [intentionally deleted]
(y) any bad debt loss or rent loss;

(z) any expenses which under generally accepted accounting principles and sound management practices consistently applied would not be considered a normal maintenance or operating expense;

(aa) costs incurred in connection with the replacement of the roof, structural interior and exterior components of the Building, or the HVAC System;

(bb) [intentionally deleted]

(cc) Replacements of the foundation, structural elements or the roof.

(dd) Premises Electrical Expenses;

(ee) Rental Tax levied on any rent from the Property; federal income taxes, inheritance and estate taxes and capital gains taxes payable by Landlord;

(ff) rental under any prime lease or similar rental under any other superior lease or sublease;

(gg) dividends or partnership distributions paid by Landlord;

(hh) costs of placing the common areas of the Building in compliance with the Disability Acts except for costs of placing the common areas of the Building in compliance with amendments to, or changes in (as opposed to a first interpretation of) governmental agency interpretations of or regulations governing the Disability Acts after the Commencement Date only;

(ii) any cost representing an amount paid to an affiliate of Landlord to the extent the same is in excess of the amount which would reasonably have been paid in the absence of such relationship;

(jj) the cost on any judgment, settlement, or arbitration award resulting from any liability of Landlord and all expenses incurred in connection therewith (other than a liability for amounts otherwise includable in Operating Expenses hereunder);

(kk) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law, except in any comparative year to the extent that such costs are offset by savings realized by Landlord in such comparative year in connection therewith;

(ll) any increase in insurance premiums for the Building due to acts or omissions of other tenants of the Building or uses or particular manners of use of space in the building by other tenants

(mm) that portion of costs incurred in connection with the Office Project and other properties that are reasonably attributable to such other properties;

(nn) any compensation paid to clerks, attendants or other persons in for-profit commercial concessions operated by Landlord;

(oo) any interest or penalty charges incurred by Landlord due to the gross negligent or willful violation of any Legal Requirement by Landlord;

(pp) Landlord's political contributions;

(qq) Rent paid by Landlord for office space (including office space used for a management office) and any other expenses related to such office space; provided, however, that Landlord may include in Operating Expenses the rental value of Landlord's building office or other space utilized by the personnel of Landlord, Landlord's affiliates or Landlord's managing agent in connection with the repair, replacement, maintenance, operation and/or security of the building project, and all Building offices expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith,

(rr) Dues and fees for trade and industry associations and costs of their related activities to the extent such dues, fees and costs exceed those customarily incurred by owners of office buildings similarly situated;

(ss) except as set forth in the foregoing paragraph, costs of alterations and capital improvements which are not treatable as expenses under generally accepted accounting principles; and

(tt) the costs that are reimbursed by others, including, without limitation, reimbursement made on warranty claims.

For the purpose of determining Additional Rent, Operating Expenses (exclusive of the Non-Capped Operating Expenses, as hereinafter defined) for each calendar year after the first full calendar year shall not be increased over the amount of Operating Expenses (exclusive of Non-Capped Operating Expenses) during the immediately preceding calendar year by more than five percent (5%), on a cumulative basis from year to year throughout the Term; increases in excess of such percentage shall be spread to subsequent and prior years, to the extent of the cap, pro tanto.  There shall be no cap on "Non-Capped Operating Expenses," which are hereby defined to mean all Insurance Premiums and all reasonable costs and expenses which Landlord incurs, pays or becomes obligated to pay as the result of any law, regulation or requirement imposed by any governmental authority.  The terms of this paragraph shall not be construed to limit the gross-up of Operating Expenses under subsection 2.202 below.

(d)  "Taxes" means (i) all real estate taxes and other taxes or assessments which are levied or assessed with respect to the Property or any portion thereof for each calendar year (but excluding any penalties thereon) without regard to savings realized by Landlord as a result of any abatement, waiver or other credits which now or hereafter existing, directly or indirectly, relating to all or any part of the Master Project (collectively, "Tax Credits"), which Tax Credits shall be exclusively for the benefit of Landlord, and "Taxes" shall be computed and chargeable to Tenant hereunder as if such Tax Credits did not exist; Tax Credits shall not include actual tax savings or actual tax decrease realized from reduced assessments resulting from valuation challenges by Landlord or Tenant but rather only abatements, waivers and other credits meant as incentives, the Operating Expense Stop shall be calculated with regard to Tax Credits (ii) any tax, surcharge or assessment, however denominated, including any excise, sales, capital stock, assets, franchise, transaction, business activity, privilege or other tax, which is imposed upon Landlord or the Property as a supplement to or in lieu of real estate taxes or as a means of raising government revenue to replace revenue lost because of a reduction in real estate taxes, and (iii) the costs and expenses of a consultant, if any, or of contesting the validity or amount of any tax, surcharge or assessment described in clause (i) or (ii) above provided the reduction to the tax, surcharge or assessment described in clause (i) or (ii) above exceeds the costs and expenses described in clause (iii) above.  If the costs described in clause (iii) above exceed the reduction to the tax, surcharge or assessment described in clause (1) or (ii) above, then the portion of the costs and expenses described in clause (iii) above shall be limited to the reduction to the tax, surcharge or assessment describe in clause (i) or (ii) above.  Landlord shall provide

Tenant calculations and supporting documentation that will permit Tenant to verify the Taxes included in Operating Expenses.  "Taxes" shall not include Rental Tax levied on any rent from the Property or Landlord's federal, state, or local income, franchise, or margins taxes.

In no event shall Landlord receive from all tenants of the Office Project more than 100% of Operating Expenses (as same may be grossed up in accordance with subsection 2.202 below) for any calendar year.

2.202	Gross-Up. In the event that during the calendar year in which the Commencement Date occurs the Office Project is not occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area for such full calendar year, then (i) Operating Expenses shall be grossed up to include all additional costs and expenses of, operating, maintaining and managing the Office Project which Landlord determines in good faith that it would have incurred, paid or been obligated to pay during such year if the Office Project had been occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area for all of such calendar year, and (ii) Electrical Expenses shall be grossed up to include all additional costs and expenses which Landlord determines in good faith that it would have incurred, paid or been obligated to pay during the portion of the Term of this Lease which falls in such calendar year to supply electricity to the Property if the Office Project had been occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area throughout such portion of the Term. With respect to each subsequent calendar year or partial calendar year during the Term of this Lease in which the Office Project is not occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area, Operating Expenses and Electrical Expenses shall be grossed up to include all additional costs and expenses of operating, maintaining and managing the Office Project which Landlord determines in good faith that it would have incurred, paid or been obligated to pay during such year or partial year if the Office Project had been occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area. In calculating any gross-up of costs and expenses hereunder, Landlord shall exclude the cost of any service which Landlord does not actually provide tenants in the Office Project unless the Office Project is actually occupied to the extent of ninety-five percent (95%) of the Office Project Rentable Area or more (by way of example, if Landlord would provide an Office Project concierge were the Office Project fully occupied but is not choosing to provide a concierge during any period in which the actual occupancy of the Office Project is less than 95% of the Office Project Rentable Area, then the cost of a concierge shall not be included in Landlord's gross-up calculation). As to any calendar year or partial calendar year in which the Office Project is occupied to the extent of ninety-five percent (95%) or more of the Office Project Rentable Area, the actual Operating Expenses and Electrical Expenses allocable to such calendar year or partial year shall be used in the calculation of Additional Rent hereunder.

2.203	Payment Obligation. In addition to the Basic Rent specified in this Lease, Tenant shall pay to Landlord the Additional Rent in monthly installments as hereinafter provided. By the Commencement Date (or as soon thereafter as is reasonably possible), Landlord shall give Tenant written notice of Tenant's estimated Additional Rent owing for Rental Tax for the remainder of the calendar year in which the Commencement Date occurs and the amount of the monthly installment of Additional Rent due for each month during such year. By December 1 of the calendar year in which the Commencement Date occurs and by December 1 of each calendar year thereafter (or as soon thereafter as is reasonably possible), Landlord shall give Tenant written notice of Tenant's estimated Additional Rent for the next calendar year and the amount of the monthly installment of Additional Rent due for each month during such year. Beginning on the Commencement Date and continuing on the first day of each month thereafter, Tenant shall pay to Landlord the amount of the applicable monthly installment of Additional Rent, without demand, offset or deduction, provided, however, if the applicable installment covers a partial month, then such installment shall be prorated on a daily basis.

(a) This subparagraph (a) applies to each calendar year during which Additional Rent is owing except for the calendar year in which the Expiration Date occurs.  Within ninety (90) days after the end of each calendar year or as soon thereafter as is reasonably possible and not later than one hundred eighty (180) days after the end of the calendar year, Landlord shall prepare and deliver to Tenant a statement showing Tenant's actual Additional Rent for the applicable calendar year.  If Tenant's total monthly payments of estimated Additional Rent for the applicable year are less than Tenant's actual Additional Rent, then Tenant shall pay to Landlord the amount of such underpayment.  If Tenant's total monthly payments of estimated Additional Rent for the applicable year are more than Tenant's actual Additional Rent, then Landlord shall credit against the next Additional Rent payment or payments due from Tenant the amount of such overpayment.

(b) This subparagraph (b) applies to the calendar year during which the Expiration Date occurs (the "Final Calendar Year").  Within ninety (90) days after the Expiration Date or as soon thereafter as is reasonably possible and not later than one hundred eighty (180) days after the Expiration Date, Landlord shall prepare and deliver to Tenant a statement showing Tenant's actual Additional Rent for the period beginning January 1 of the Final Calendar Year and ending on the Expiration Date (such period is herein called the "Final Additional Rent Period").  Landlord shall have the right to estimate the actual Rental Tax and Operating Expenses allocable to the Final Additional Rent Period but which are not determinable within such ninety (90) day period.  If Tenant's total monthly payments of estimated Additional Rent for the Final Additional Rent Period are less than Tenant's actual Additional Rent for such period, then Tenant shall pay to Landlord the amount of such underpayment.  If Tenant's total monthly payments of estimated Additional Rent for the Final Additional Rent Period are more than Tenant's actual Additional Rent for such period, Landlord shall pay to Tenant the amount of such excess payments, less any amounts then owed to Landlord, within fifteen (15) days.

(c) Unless Tenant takes written exception to any item within ninety (90) days after receipt of an annual statement or a statement delivered for the Final Additional Rent Period, such statement shall be considered as final and accepted by Tenant.  Tenant shall pay Landlord any amount, not contested or excepted to by Tenant, due Landlord as shown on such statement within thirty (30) days after it is furnished to Tenant, subject to Tenant's right to subsequently take such an exception or perform such an audit.  The payment of any Additional Rent by Tenant shall not preclude it from questioning the correctness of any annual expense statement in the manner provided in this Section.

(d) Tenant shall have the right to perform an annual audit of Landlord's books and records which reflect Additional Rent to verify Landlord's calculation of actual Additional Rent for the prior calendar year only, provided that such audit shall be conducted by Tenant's accountants, Tenant's auditors, or a certified public accountant with a reputable accounting firm who is not a tenant in the Office Project and who is otherwise reasonably acceptable to Landlord, and further provided that the auditor's report reflecting the results of such audit shall include a certification that it was prepared in accordance with the definition of "Additional Rent" set forth in this Lease and shall be promptly delivered to Landlord.  Any such audit shall be commenced, if at all, (i) within ninety (180) days after Tenant's receipt of the annual statement of actual Additional Rent from Landlord, (ii) during Landlord's Normal Business Hours (as defined in subsection 5.101), (iii) at the place where Landlord maintains its records assuming such place is an air conditioned office space in Plano, TX and (iv) only after Landlord has received five (5) days prior written notice.  Tenant shall require its auditor to use its best efforts to complete the audit within thirty (30) days after Landlord makes available its books and records reflecting Additional Rent.  To facilitate an audit by Tenant, Landlord shall keep its books and records for any calendar year available to Tenant on a reasonable basis for a period of three (3) years following the delivery by Landlord to Tenant of Landlord's annual statement of Operating Expenses for such calendar year.  Landlord shall keep its books and records for Tenant to audit pursuant to this provision notwithstanding the termination of this Lease.  Tenant shall not be permitted to use any firm whose fees are based primarily upon a percentage of recovery or other contingency fee calculation.  All information obtained by Tenant or Tenant's auditor as a result of any audit shall be treated as confidential except in any litigation or other dispute resolution proceeding between Landlord and Tenant.  Prior to finalizing its report, Tenant's auditor shall present its findings and a draft report to Landlord for review, and Landlord may discuss the findings with the auditor and offer comments, explanations and suggested changes to the report as Landlord believes appropriate.  Tenant's auditor's final report and determinations set forth therein ("Tenant's Auditor's Report"), if prepared in accordance with this subparagraph (d), shall be binding on Landlord and Tenant unless Landlord specifically objects to same within ten (10) days after Landlord receives such report.  If Tenant's Auditor's Report reflects that Tenant paid less Additional Rent than was due for the audited calendar year, Tenant shall within thirty (30) days after receipt of such report pay to Landlord the amount of such underpayment.  If Tenant's Auditor's Report reflects that Tenant paid excess Additional Rent for the audited calendar year, Landlord shall allow Tenant a credit against the next accruing installment of Additional Rent in the amount of such overpayment.  Tenant shall bear the cost of any audit performed on behalf of Tenant hereunder unless Tenant's Auditor's Report reflects that Tenant paid Additional Rent in excess of one hundred three percent (103%) of the Additional Rent that was actually due for the audited calendar year, in which case Landlord shall pay for the reasonable cost of such audit within thirty (30) days after receiving an invoice therefor.  If Landlord fails to make such payment within such 30-day period, Tenant may pay its auditor, in which event Tenant shall be entitled to a credit against Rent in the amount of such payment.

2.204	Billing Disputes. If there exists any dispute as to (i) the amount of Additional Rent, (ii) whether a particular expense is properly included in Additional Rent or (iii) Landlord's calculation of Additional Rent (each an "Additional Rent Dispute"), the events, errors, acts or omissions giving rise to such Additional Rent Dispute shall not constitute a breach or default by Landlord under this Lease and even if a judgment resolving the Additional Rent Dispute is entered against Landlord, this Lease shall remain in full force and effect and Landlord shall not be liable for any consequential damages resulting from the event, error, act or omission giving rise to such Additional Rent Dispute. Any Additional Rent Dispute which is the subject of an audit performed in accordance with subsection 2.203(d) above shall be fully and finally resolved by the Tenant's Auditor's Report delivered in connection with such audit except as set forth in such subsection. If any other Additional Rent Dispute is resolved in favor of Tenant, Landlord shall pay to Tenant within thirty (30) days, the amount of Tenant's overpayment of Additional Rent, together with interest from the time of such overpayment at the annual rate of twelve percent (12%), plus all legal fees and court costs incurred by Tenant in connection with such Additional Rent Dispute.

2.205	Revisions in Estimated Additional Rent. If Rental Tax, Insurance Premiums or Utility Expenses increase during a calendar year or if the number of square feet of rentable area in the Premises increases due to an expansion of the Premises, Landlord may revise the estimated Additional Rent during such year by giving Tenant written notice to that effect and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an additional amount equal to the amount of such increase in the estimated Additional Rent divided by the number of months remaining in such year.

2.206	Real Estate Tax Protest. Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Building (other than taxes levied directly against Tenant's personal property within, or sales made from, the Premises). Therefore, Tenant, to the fullest extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Building (including, without limitation, any rights set forth in §41.413 of the Texas Property Tax Code, as such may be amended from time to time). Additionally, Tenant, to the fullest extent permitted by law, hereby irrevocably assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Building (including, without limitation, any rights set forth in §41.413 and §42.015 of the Texas Property Tax Code, as such may be amended from time to time). Tenant agrees without reservation that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.

SECTION 2.3 RENT DEFINED AND NO OFFSETS.  Basic Annual Rent, Additional Rent and all other sums (whether or not expressly designated as rent) required to be paid to Landlord by Tenant under this Lease (including, without limitation, any sums payable to Landlord under any addendum, exhibit, rider or schedule attached hereto) shall constitute rent and are sometimes collectively referred to as "Rent".  Each payment of Rent shall be paid by Tenant when due, without prior demand therefor and without deduction or setoff, except as provided in subsection 2.203.

SECTION 2.4 LATE CHARGES.  If any installment of Basic Annual Rent or Additional Rent or any other payment of Rent under this Lease shall not be paid within fifteen (15) days of the date such payment is due, a "Late Charge" of three cents ($.03) per dollar so overdue may be charged by Landlord to defray Landlord's administrative expense incident to the handling of such overdue payments. Each Late Charge shall be payable on demand. Furthermore, any amount due from Tenant to Landlord which is not paid within thirty (30) days after the date due shall bear interest at the lower of (i) ten percent (10%) per annum or (ii) the highest rate from time to time allowed by applicable law (taking into account any and all other interest, charges or other amounts which are levied on the past-due amount under this Lease and which constitute "interest" under applicable law), from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.

SECTION 2.5 FAILED PAYMENTS.  If Tenant fails in two consecutive months (or any three months in any one year period) to make rental payments within fifteen (15) days after due, Landlord, in order to reduce its administrative costs, may require, by giving written notice to Tenant (and in addition to any late charge or interest accruing pursuant to Section 4.6 above, as well as any other rights and remedies accruing pursuant to Article 22 below, or any other provision of this lease or at law), that minimum guaranteed rentals are to be paid quarterly in advance instead of monthly and that all future rental payments are to be made on or before the due date by cash, cashier's check or money order and that the delivery of Tenant's personal or corporate check will no longer constitute a payment of rental as provided in this lease.  Any acceptance of a monthly rental payment or of a personal or corporate check thereafter by Landlord cannot be construed as a subsequent waiver of such rights.

SECTION 2.6 RENT IN BANKRUPTCY.   Notwithstanding anything contained in this Lease to the contrary, all amount payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute Rent for the purposes of Section 502(b)(6) (or any comparable successor provision) of the United States Bankruptcy Code (Title 11 of the United States Code) and for all other purposes.

ARTICLE 3
SECURITY DEPOSIT

Intentionally Omitted

ARTICLE 4
OCCUPANCY AND USE

SECTION 4.1 USE OF PREMISES.

4.101	General. The Premises shall, subject to the remaining provisions of this Section 4.1, be used solely for the Permitted Use. Without limiting the foregoing, during the Term hereof Tenant shall comply with all laws, statutes, ordinances, orders, permits and regulations affecting Tenant's use and occupancy of the Premises, including, without limitation, Tenant shall be obligated to see that the Premises, and the operation of Tenant's business therein, comply with all existing requirements of and regulations issued under the Disability Acts. Furthermore, Tenant will not permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Property. Finally, Tenant shall not permit the occupancy of regular employees on the Premises to exceed a ratio of more than one (1) person per 192 square feet of Premises Rentable Area; the foregoing shall not prohibit (i) larger occupancies for occasional parties or other entertainment gatherings of clients and/or guests or (ii) temporary increases due to short-term hiring cycles (so long as such increases do not result in a load greater than one person per 175 square feet of Premises Usable Area). Notwithstanding the foregoing or anything else to the contrary contained in this Lease, in no event shall Landlord have the right to restrict and/or prevent the use of equipment or other personal property commonly used in an office within the Premises as long as the same does not exceed the load bearing capacity of the floor of the Premises on which it is located and, if applicable, the integration of the same with Office Project systems is done in accordance with the other provisions of this Lease.

4.102	Landlord's Compliance Obligation. Landlord represents that Landlord is in compliance with all laws, statutes, ordinances, orders and regulations (i) relating to the Property (exclusive, however, of those with which Tenant is obligated to comply by reason of subsection 4.101) and (ii) non-compliance with which would adversely affect Tenant's use or occupancy of the Premises or Tenant's rights under this Lease; provided, however, Landlord, and not Tenant, shall be responsible for compliance with the Disability Acts in the Common Areas (as defined in Section 15.5); provided, further, that Landlord warrants that on the date Landlord delivers possession of the Premises, the Building and the Premises shall comply with the Disability Acts and the Texas Energy Code (under Texas Senate Bill 5 and IECC 2000). Notwithstanding anything contained in this Lease to the contrary, Landlord agrees to indemnify, protect, defend and hold harmless Tenant from all claims, costs and/or expenses, including but not limited to attorney fees, judgments and court costs, arising from or attributable to Landlord's failure or refusal to comply with or any violation by Landlord of the provisions of the Disability Acts.

4.103	Hazardous and Toxic Materials.

(a)  For purposes of this Lease, hazardous or toxic materials means asbestos containing materials and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, wastes or chemicals under then-current applicable governmental laws, rules or regulations or that are subject to any right-to-know laws or requirements.

(b)  Tenant shall not knowingly incorporate into, or use or otherwise place or dispose of, at the Premises or any other portion of the Property any hazardous or toxic materials, except for use and storage of cleaning and office supplies used in the ordinary course of Tenant's business and then only if (i) such materials are in small quantities, properly labeled and contained, and (ii) such materials are used, transported, stored, handled and disposed of in accordance with all applicable governmental laws, rules and regulations.  Landlord shall have the right to periodically inspect, take samples for testing and otherwise investigate the Premises for the presence of hazardous or toxic materials.

(c)  Landlord warrants and represents that (a) the Building is and will be on the Commencement Date free from any asbestos or asbestos containing materials and any hazardous, toxic or dangerous substances or materials (collectively "Hazardous Materials")

defined as such (or meeting criteria so as to be defined as such) in any Environmental Laws; (b) neither Landlord nor any of its predecessors in interest has ever received any notice of violation of any Environmental Law affecting the Land, the Building or any part thereof; and (c) neither Landlord nor any of its predecessors in interest has ever caused or permitted any Hazardous Materials to be placed, stored, located or disposed of on, under or at the Land, the Building or any part thereof.  Landlord shall pay (or shall reimburse Tenant upon demand) for any additional cost or expense incurred by or for the account of Tenant arising out of or relating to any breach of any of Landlord's representations and warranties made in the previous sentence. Landlord, its employees, agents and contractors shall not knowingly dispose of at the Premises or any other portion of the Property any hazardous or toxic materials that would materially and adversely affect Tenant's access, use or occupancy of the Premises or otherwise pose any material risk or material threat to the health, safety or welfare of Tenant or any of its employees or guests.

(d)  If Tenant or its employees, agents or contractors shall ever violate the provisions of paragraph (b) of this subsection 4.103 or otherwise contaminate the Premises or the Property, then Tenant shall clean, remove and dispose of the material causing the violation, in compliance with all applicable governmental standards, laws, rules and regulations and then prevalent industry practice and standards and shall repair any damage to the Premises or the Property within such period of time as may be reasonable under the circumstances after written notice by Landlord (collectively, "Tenant's Environmental Corrective Work").  Tenant shall notify Landlord of its method, time and procedure for any clean-up or removal and Landlord shall have the right to require reasonable changes in such method, time or procedure so as to comply with applicable laws, rules or regulations, or to require the same to be done after Normal Business Hours.  Tenant's obligations under this subsection 4.103(d) shall survive the termination of this Lease for a period of one (1) year.

(e)  If any Tenant's Environmental Corrective Work (i) is to occur outside of the Premises or (ii) will affect any portion of the Office Project other than the Premises, then Landlord shall have the right to undertake the Tenant's Environmental Corrective Work, and such work shall be performed in accordance with the same standards and provisions as are applicable to performance of Tenant's Environmental Corrective Work.  Tenant shall allow Landlord, its agents, employees and contractors such access to the Premises as Landlord may reasonably request in order to perform such Tenant's Environmental Corrective Work.  Within thirty (30) days after receiving an invoice, Tenant shall reimburse Landlord for the reasonable and actual out-of-pocket costs incurred by Landlord to perform such Tenant's Environmental Corrective Work.

SECTION 4.2 RULES AND REGULATIONS.  Tenant will comply with such rules and regulations (the "Rules and Regulations") generally applying to tenants in the Office Project as may be adopted from time to time by Landlord for the management, safety, care and cleanliness of, and the preservation of good order and protection of property in, the Premises and the Office Project and at the Property.  All such Rules and Regulations are hereby made a part hereof.  The Rules and Regulations in effect on the date hereof are attached hereto as Exhibit E.  All changes and amendments to the Rules and Regulations sent by Landlord to Tenant in writing and conforming to the foregoing standards shall be carried out and observed by Tenant; provided, however, that no changes or amendments to the Rules and Regulations adopted after the Date of Lease shall (i) cause or have the effect of passing through new costs to Tenant, or (ii) unreasonably and materially interfere with Tenant's conduct of its business, or Tenant's use and enjoyment of the Premises.  Landlord hereby reserves all rights necessary to implement and enforce the Rules and Regulations.   For example, and without limiting the generality of Landlord's ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(a)  Tenant acknowledges Landlord's desire to provide retail customers of the Project with sufficient parking space with reasonable proximity to the retail stores.  Accordingly, Tenant and Tenant's employees may park only in the parking areas designated by Landlord as employee parking areas in the Project (whether structured, surface, or underground).  Tenant must furnish Landlord with a complete list of the license numbers of all automobiles operated by Tenant, its employees, its subtenants, its licensees and its concessionaires, and their employees within ten (10) business days after the Commencement Date of this Lease, and Tenant must notify Landlord of any changes to such list within ten (10) business days after such changes occur.  Tenant agrees that if any automobile or other vehicle owned by Tenant or any of its employees, its subtenants, its licensees or its concessionaires, or their employees, at any time is parked in any part of the Project other than the parking areas specified above as being permitted parking areas for Tenant and its employees, Tenant will immediately notify and request that the vehicle owner to relocate to parking areas specified above as being permitted parking areas for Tenant and its employees. If vehicle owner fails to respond immediately, Landlord has the right to take action solely against the employee;

(b)  Tenant is not permitted to solicit business, or distribute leaflets or other material in the Common Areas nor take any action which in the sole and exclusive judgment of Landlord would constitute a nuisance or would disturb, endanger, or interfere with the rights of other persons to use the Common Areas or would tend to injure the reputation of the Office Project or Master Project.

(c)  Landlord may, with forty-eight (48) hours advance notice to Tenant, temporarily close any part of the Common Areas (including, without limitation, streets, sidewalks, alleys, and other such areas) for such periods of time (i) as may be reasonably necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights or (ii) as Landlord may reasonably elect for purposes of promotional events, seasonal events, festivals, parades, or other events that Landlord deems appropriate for the Project, in whole or in part.

(d)  With regard to the roof(s) of the building(s) in the Office Project, use of the roof(s) is reserved to Landlord or, with regard to any tenant demonstrating to Landlord's satisfaction a need to use same, to such tenant after receiving prior written consent from Landlord.  Tenant may not conduct any work or repairs of any kind on the roof without Landlord's prior approval (including, without limitation, approval as to the identity of the contractor and the type and make of any equipment being used or installed.  Landlord approves the use of the roof by Tenant at no charge for the installation and operation of a satellite dish, at Tenant's sole cost, subject to Landlord's prior written approval as to size, location, design and method of installation, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall pay the costs of removal of same and repair of any damage relating thereto.

(e)  Landlord may seasonally place kiosks or allow the placement of vending carts in and around the Common Areas outside of the Building in accordance with applicable governmental laws, rules and regulations.

SECTION 4.3 ACCESS.  Without being deemed guilty of an eviction of Tenant and without abatement of Rent, Landlord and its authorized agents shall have the right to enter the Premises to inspect the Premises, to show the Premises to prospective lenders or purchasers, and within the last six (6) months of the Lease Term, to show the Premises to prospective tenants, and to fulfill Landlord's obligations or exercise its rights (including without limitation the Reserved Right of Landlord as  defined in subsection 6.302) under this Lease.  Any entry by Landlord during Normal Business Hours shall be upon reasonable notice to Tenant, and acknowledgment by Tenant, which notice may be oral.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned thereby, provided that Tenant is able to continue the normal operation of its business during any such visits.  For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock the doors to and within the Premises, excluding Tenant's vaults and safes.  Landlord shall have the right to use any and all means which Landlord may deem proper to enter the Premises in an emergency without liability therefor.

SECTION 4.4 QUIET POSSESSION.  Provided Tenant timely pays Rent and observes and performs all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have the quiet possession of the Premises and Common Areas for the entire Term hereof on a "24/7" basis, subject to all of the provisions of this Lease and all laws and restrictive covenants to which the Property is subject.

SECTION 4.5 PERMITS.  Tenant shall, at Tenant's sole cost and expense obtain the certificate of occupancy, if any, required for occupancy of the Premises following construction of Tenant's Improvements and shall provide a copy of same to Landlord no later than thirty (30) days following the Commencement Date.  If any additional governmental license or permit shall be required for the proper and lawful conduct of Tenant's business in the Premises or any part thereof, Tenant, at its expense, shall procure and thereafter maintain such license or permit.  Additionally, if Tenant's Improvements or any subsequent alteration or improvement made to the Premises by Tenant or Tenant's use of the Premises require any modification or amendment of any certificate of occupancy for the Office Project or the issuance of any other permit of any nature whatsoever, Tenant shall, at its expense, take all actions to procure any such modification or amendment or additional permit.

ARTICLE 5
UTILITIES AND SERVICES

SECTION 5.1 SERVICES TO BE PROVIDED.

Landlord agrees to furnish to the Premises the utilities and services described in subsections 5.101 through 5.107 below.

5.101     Elevator Service.  Landlord shall provide automatic elevator facilities in the Building during Normal Business Hours, except during emergencies, and shall have at least one (1) elevator available in the Building for use at all other times.  Any repairs to elevator within Tenants space must be completed in a timely manner.  As used in this Lease, "Normal Business Hours" means 7:00 A.M. to 6:00 P.M. Monday through Friday, and 8:00 A.M. to 12:00 P.M. Saturday, except for holidays generally recognized by businesses (New Years Day, Independence Day, Thanksgiving Day, Day after Thanksgiving, Memorial Day, Labor Day, Christmas Day).

5.102	Heat and Air Conditioning. The base building systems shall ventilate the Premises and furnish heat or air conditioning (collectively, "HVAC"). Tenant is solely responsible for the cost of all electricity consumed at the Premises, including all costs of HVAC serving the Premises, therefore, Tenant has the right to determine appropriate settings for heat and air conditioning.

5.103	Electricity.

(a)  Tenant shall obtain for the Premises, at Tenant's sole cost, electric power for Tenant's lighting and for electrical outlets to operate Tenant's office equipment. Tenant, shall be solely responsible for the cost of all electricity consumed at the Premises, including all costs of HVAC serving the Premises.

(b)  Landlord has heretofore installed a separate meter to measure the electrical consumption within the Premises and the cost of same (the "Premises Electrical Expenses").  Tenant shall pay the Premises Electrical Expenses reflected by such separate meters directly to the utility provider.

(c)  Without the prior, written consent of Landlord, Tenant shall not install or use or permit the installation or use of any lighting fixtures or any electrical plugs, connections or outlets in the Premises beyond those installed by Landlord as part of Tenant's Improvements.  In no event shall Tenant (i) install any lighting device in any fixture or connect any equipment or other electrical device to any electrical outlet which requires a voltage greater than that supplied by the fixture or outlet in question, or (ii) attempt to use electric power in excess of six (6) watts per square foot of Premises Usable Area.

5.104	Water. Landlord shall furnish hot and cold water, for drinking, cleaning and lavatory purposes only, at the points of supply generally provided in the Office Project.

5.105	Janitorial Services. Landlord shall provide janitorial services to the Premises, comparable to that provided in other Class A office buildings of similar size and quality to, and in the general vicinity of, the Office Project, not less than five (5) business days per week. Such services shall be comparable to those set forth on Exhibit J attached hereto.

5.106	Common Areas. Landlord shall perform routine maintenance in the Common Areas.

5.107	Fluorescent Lamps. Landlord shall provide, at Landlord's cost, replacement of fluorescent lamps in all building standard ceiling-mounted fixtures in the Premises and incandescent bulbs and fluorescent lamps in Common Areas; in addition, Landlord shall replace all non-building standard lamps and bulbs in the Premises so long as Tenant provides such lamps and bulbs at Tenant's expense.

SECTION 5.2 [INTENTIONALLY DELETED]

SECTION 5.3 SERVICE INTERRUPTION.

5.301	Service Interruption/Waiver of Landlord Liability. Landlord shall not be liable for and, except as provided in subsection 5.302 below, Tenant shall not be entitled to any abatement or reduction of Rent by reason of, Landlord's failure to maintain temperature or electrical constancy levels or to furnish any of the foregoing services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord's reasonable control (collectively, "Uncontrollable Events"), nor shall any such Uncontrollable Event or results or effects thereof be construed as an eviction (constructive or actual) of Tenant or as a breach of the implied warranty of suitability, or relieve Tenant from the obligation to perform any covenant or agreement herein and in no event shall Landlord be liable for damage to persons or property (including, without limitation, business interruption), or be in default hereunder, as a result of any such Uncontrollable Event or results or effects thereof.

5.302	Limited Right to Abatement of Rent. If any portion of the Premises becomes untenantable for occupancy because Landlord fails to deliver any service as required under subsections 5.101, 5.102 (unless related to a failure of Tenant under Subsection 5.103) or 5.104 above and provided such failure is not caused by Tenant, Tenant's Contractors or any of their respective agents or employees, then Tenant shall have the following rights. The Premises shall be considered untenantable if Tenant cannot use the Premises or portion thereof affected in the conduct of its normal business operations at the Premises as a result of said interruption of service to the Premises:

(a)  If all or any portion of the Premises remain untenantable for occupancy because of such failure for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding 24 Hours  upon written notice by Tenant to Landlord, Tenant shall be entitled to a proportionate abatement of Basic Annual Rent and Additional Rent for any such portion of the Premises from the beginning of such 24 Hour  period until such portion is again fit for occupancy; and

(b)  If all or a substantial portion of the Premises remain untenantable for occupancy (to an extent that Tenant cannot reasonably conduct its business) because of such failure for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding thirty  (30) consecutive days after written notice by Tenant to Landlord, Tenant may terminate this Lease by written notice delivered to Landlord at any time prior to restoration to the Premises of the service(s) in question.

5.303  Landlord Responsibilities.  Landlord agrees to use its reasonable efforts to restore such services as soon as possible.  Tenant agrees to cooperate at no cost to Tenant with Landlord in remedying any such interruption of Landlord-provided services to the extent such cooperation is reasonably necessary in connection therewith.  The terms and conditions of this paragraph shall not apply to situations contemplated under provisions of the Lease pertaining to condemnation, eminent domain, damage or destruction elsewhere described in this Lease.

5.304	Tenant Self-Help. Subject to the provisions contained herein relating to force majeure, condemnation, and casualty, and provided further that no Event of Default has occurred and is then continuing, Tenant shall have the following self help rights to perform Landlord's duties under this Lease:

(a)  Emergency.  If there is an emergency that threatens person or property and requires immediate intervention to prevent material loss, damage and/or injury, then

Tenant may only take such measures as are reasonably necessary to prevent such potential loss, damage and/or injury.  Tenant shall inform Landlord as soon as reasonably practicable by using all available means (including cell calls and other emergency contact means as Landlord has advised) of such emergency.  If so directed by Landlord during the emergency situation, Tenant shall cease its self help activities, provided that Landlord (i) promptly commences curative action to prevent or mitigate potential loss, damage and/or injury, and (ii) thereafter diligently prosecutes such curative action to completion.  Landlord shall reimburse Tenant for all actual costs and expenses incurred by Tenant in good faith in connection with actions taken by Tenant pursuant to this subsection within thirty (30) days following the date of Landlord's receipt of evidence of the actual amount of the same.

(b)  Non-Emergency.  In the event that Landlord fails to perform or observe any term, covenant, agreement or condition to be performed or kept by Landlord under the terms, conditions, or provisions of this Lease, Tenant shall have the right to provide written notice thereof to Landlord.  Landlord shall cure such default within fifteen (15) business days after receipt of such notice (provided that if such failure cannot be cured within fifteen (15) business days, then such longer period as may reasonably be required provided that Landlord begins curative action within such 15-business day time period and thereafter diligently prosecutes such curative action to completion) unless such default is a monetary default, in which case Landlord shall cure such default within ten (10) business days after receipt of written notice thereof.  In the event that Landlord fails to cure the applicable default within the time period required by the immediately preceding sentence (each a "Landlord Default"), Tenant may seek all remedies available at law.

SECTION 5.4 TELECOMMUNICATION EQUIPMENT.   In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Office Project, no such provider shall be permitted to install its lines or other equipment within the Office Project without first securing the prior written approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall include, without limitation, approval of the plans and specifications for the installation of the lines and/or other equipment within the Office Project.  Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider.  Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord's satisfaction, it shall be reasonable for Landlord to refuse to give its approval:  (i) Landlord shall incur no expense with respect to any aspect of the provider's provision of its services, including without limitation, the costs of installation, materials and services; (ii) [intentionally deleted]  (iii) the provider agrees to abide by Landlord's reasonable rules and regulations, as well as applicable building and other codes, job site rules and such other requirements as are reasonably determined by Landlord ; (iv) Landlord reasonably determines that there is sufficient space in the Office Project for the placement of all of the provider's equipment and materials; (v) the provider agrees to and is able to abide by Landlord's reasonable requirements, if any, that the provider use existing Building conduits and pipes or use Building contractors (or other contractors reasonably approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Office Project for the storage and maintenance of the provider's equipment,  and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed "as built" plans immediately after the installation of the provider's equipment is complete; and (viii) all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

ARTICLE 6
MAINTENANCE, REPAIRS, ALTERATIONS AND IMPROVEMENTS

SECTION 6.1 LANDLORD'S OBLIGATION TO MAINTAIN AND REPAIR .  Landlord shall (subject to Section 7.1, Section 7.4 and Article 8 below and Landlord's rights under Section 2.2 above and except for ordinary wear and tear) at all times during the Term, and any extended Term, maintain, repair and replace the structural portions of the Building, including but not limited to the foundation, floor/ceiling slabs, columns, beams, shafts (including elevator shafts) stairs, stairwells, parking areas, pavement sidewalks, curbs, entrances, landscaping, the exterior walls (but not including interior surfaces thereof, unless damage is a direct result of structural issue) and roof and load bearing elements of the Office Project including Common Areas thereof (collectively, "Building Structure").  Except for the Building Structure and the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems (collectively the "Building Systems") of the Office Project located within the Premises, Landlord shall not be required to maintain or repair any portion of the Premises.  All repairs and replacements performed by or on behalf of Landlord shall be performed diligently, timely, in a good and workmanlike manner and in accordance with applicable governmental laws, rules and regulations.

SECTION 6.2 TENANT'S OBLIGATION TO MAINTAIN AND REPAIR.

6.201	Tenant's Obligation.

(a)  Subject to Sections 6.1, 7.1 and 7.4 and Article 8 of this Lease, Tenant shall, at Tenant's sole cost and expense, (i) maintain and keep the interior of the Premises (including, but not limited to, all fixtures, walls, ceilings, floors, doors, windows [except replacement of exterior plate glass], appliances and equipment which are a part of the Premises) in good repair and condition, ordinary wear and tear excepted, and (ii) repair or replace any damage or injury done to the Office Project or any other part of the Property caused by Tenant, Tenant's agents, employees, licensees, invitees or visitors (except Landlord or its agents, employees, licensees, invitees or visitors) or resulting from a breach of its obligations under this Section 6.2.  All repairs and replacements performed by or on behalf of Tenant shall be performed diligently, in a good and workmanlike manner and in accordance with applicable governmental laws, rules and regulations.

(b)  Subject to Sections 7.1 and 7.4 and Article 8 of this Lease, Tenant shall maintain and repair all supplemental HVAC units, data and phone cabling, and any and all other installations and equipment installed in the Premises, above the acoustical ceiling tiles of the Premises or elsewhere in the Office Project (such equipment and installations collectively referred to as the "Tenant Service Equipment") installed by or on behalf of Tenant and which services only the Premises.  Any repair, maintenance or replacement of the Tenant Service Equipment shall be performed in accordance with the standards and conditions applicable to maintenance, repairs and replacements performed by Tenant pursuant to subsection 6.201(a) above.

6.202	Rights of Landlord. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, condition and repair, or otherwise satisfy its repair and replacement obligations under subsection 6.201 above, Landlord shall have the right to perform such maintenance, repairs and replacements, and Tenant shall pay Landlord on demand, as Additional Rent, the cost thereof, provided however, Landlord shall have given Tenant written notice of the maintenance obligation and a thirty (30) day right to cure.

SECTION 6.3 IMPROVEMENTS AND ALTERATIONS.

6.301	Landlord's Construction Obligations. Landlord's sole construction obligations under this Lease are as set forth in the Work Letter.

6.302	Alteration of Office Project. Landlord shall have the right to repair, change, redecorate, alter, improve, modify, renovate, enclose or make additions to any part of the Property (including, without limitation, structural elements and load bearing elements within the Premises and to enclose and/or change the arrangement and/or location of driveways or parking areas or landscaping or other Common Areas of the Property), all without being held guilty of an actual or constructive eviction of Tenant or breach of the implied warranty of suitability and without an abatement of Rent (the "Reserved Right") so long as the Reserved Right is exercised in accordance with this subsection. Without limiting the generality of the foregoing, Landlord's Reserved Right shall include the right to do any of the following: (i) erect and construct scaffolding, pipe, conduit and other structures on and within and outside of the Premises where reasonably required by the nature of the changes, alterations, improvements, modifications, renovations and/or additions being performed, (ii) perform within and outside of the Premises all work and other activities associated with such changes, alterations, improvements, modifications, renovations and/or additions being performed, (iii) repair, change, renovate, remodel, alter, improve, modify or make additions to the arrangement, appearance, location and/or size of entrances or passageways, doors and doorways, corridors, elevators, elevator lobbies, stairs, toilets or other Common Areas, Service Corridors ( defined in Section 15.5) or Service Areas (defined in Section 15.5 ), (iv) temporarily close any Common Areas and/or temporarily suspend Office Project services and facilities in connection with any repairs, changes, alterations, modifications, renovations or additions to any part of the Office Project, (v) repair, change, alter or improve plumbing, pipes and conduits located in the Office Project, including without limitation, those located within the Premises, the Common Areas, the Service Corridors or the Service Areas of the Office Project and (vi) repair, change, modify, alter, improve, renovate or make additions to the Office Project central heating, ventilation, air conditioning, electrical, mechanical or plumbing systems.  When exercising the Reserved Right, Landlord will interfere with Tenant's use and occupancy of the Premises as little as is reasonably practicable, complete work in a timely manner and give Tenant reasonable advance notice of such alterations.

6.303	Alterations, Additions, Improvements and Installations by Tenant. Tenant shall not, without the prior, written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed), make any changes, modifications, alterations, additions or improvements (other than Tenant's Improvements under the Work Letter) to, or install any equipment or machinery (other than office equipment, machinery, and all other personal property which can be removed by Tenant without damaging the Building Structure upon vacating the Premises at the expiration of the Lease) on, the Premises (all such changes, modifications, alterations, additions, improvements (other than Tenant's Improvements under the Work Letter) and installations are herein collectively referred to as "Installations") if any such Installations would (i) affect any structural or load bearing portions of the Office Project, (ii) result in a material increase of electrical usage above the normal type and amount of electrical current to be provided by Landlord, (iii) result in a material increase in Tenant's usage of heating or air conditioning, (iv) materially impact mechanical, electrical or plumbing systems in the Premises or the Office Project, (v) materially affect areas of the Premises which can be viewed from Common Areas, (vi) adversely affect Landlord's ability to deliver Office Project services to other tenants of the Office Project or (vii) violate any provision in Article 4 above. Landlord will furnish and install window coverings on all exterior windows of the Premises to maintain a uniform exterior appearance. Tenant shall not remove or replace these window coverings or install any other window covering which would affect the exterior appearance of the Office Project. Any Installations not covered by the above provisions shall also require Landlord's prior, written consent, but such consent shall not be unreasonably withheld, conditioned or delayed. All work performed by Tenant or its contractor relating to the Installations shall be performed diligently and in a good and workmanlike manner, and shall conform to applicable governmental laws, rules and regulations, including, without limitation, the Disability Acts and all rules for performing work in the Office Project promulgated by Landlord, a copy of which is available from the Property Manager. Upon completion of the Installations, Tenant shall deliver to Landlord "as built" plans. If Landlord performs such Installations, Tenant shall pay Landlord, as Additional Rent, the cost thereof plus a construction management fee of five percent (5%) of such cost; if Landlord permits Tenant to perform the Installations, Landlord may oversee the work but shall not charge Tenant a supervisory fee. Each payment shall be made to Landlord within thirty (30) days after receipt of an invoice from Landlord. All Installations that constitute improvements constructed within the Premises shall be surrendered with the Premises at the expiration or earlier termination of this Lease, unless Landlord requires, at the time that Landlord approves of such Installations, that same be removed upon the termination or expiration of this Lease. TENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL REASONABLE COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), DEMANDS, CLAIMS, CAUSES OF ACTION AND LIENS ARISING FROM OR IN CONNECTION WITH ANY INSTALLATIONS PERFORMED BY OR ON BEHALF OF TENANT (OTHER THAN TENANT'S IMPROVEMENTS UNDER THE WORK LETTER AND OTHER THAN BY LANDLORD OR LANDLORD'S EMPLOYEES OR AGENTS). Landlord will have the right, but not the obligation, to inspect periodically the work on the Premises and may require changes in the method or quality of the work if necessary to cause the work to comply with the requirements of this Lease.  Notwithstanding the foregoing Tenant shall have the right to make non-structural installations costing less than $20,000 per installation without the prior consent of the Landlord so long as Tenant gives at least ten (10) days advance notice of same prior to construction, together with a complete set of plans, specifications, and construction contract for such work.

6.304	Approvals.

(a)	Landlord shall provide written consent, or withhold its consent stating the reasons for such withholding of consent, for any approval required under Section 6.03 within ten (10) business days of receipt of such request from Tenant. Additionally, Landlord agrees to cooperate with Tenant in order for Tenant to obtain any permits required in connection with any approved installation.

(b)	Any approval by Landlord (or Landlord's architect and/or engineers) of any of Tenant's contractors or Tenant's drawings, plans or specifications which are prepared in connection with any construction of improvements (including without limitation, Tenant's Improvements) in the Premises shall not be construed as a representation or warranty of Landlord as to the abilities of the contractor or the adequacy of such drawings, plans or specifications or the improvements to which they relate, for any use, purpose or condition.

ARTICLE 7
INSURANCE AND CASUALTY

SECTION 7.1 TOTAL OR PARTIAL DESTRUCTION OF THE OFFICE PROJECT OR THE PREMISES.

(a)  If the Office Project or the Building should be totally destroyed by fire or other casualty or if either the Office Project (or any portion thereof) or the Premises or the Building should be so damaged that rebuilding or repairs cannot be completed, in Landlord's reasonable opinion, within one hundred eighty (180) days after commencement of repairs to the Office Project or Premises or the Building, as applicable, either, Landlord or Tenant may, at its option, terminate this Lease, in which event Basic Annual Rent and Additional Rent shall be abated during the unexpired portion of this Lease effective with the date of such damage.  Landlord shall exercise the termination right pursuant to the preceding sentence, if at all, by delivering written notice of termination to Tenant within ten (10) days after determining that the repairs cannot be completed within one hundred eighty (180) days.  Tenant shall exercise its termination right pursuant to this Section 7.1(a), if at all, by delivering written notice of termination to Landlord within twenty (20) days after being advised by Landlord that the repairs cannot be completed within one hundred eighty (180) days or that the Premises will be unfit for occupancy or inaccessible by reasonable means for at least one hundred eighty (180) days after commencement of repairs to the Office Project.  If neither Landlord nor Tenant elects to terminate this Lease pursuant to this Section 7.1(a), then Landlord shall promptly commence (and thereafter pursue with reasonable diligence) the plans and specifications for the repair of the Office Project and the Premises (including Tenant's Improvements except as set forth in the next sentence) and thereafter diligently pursue repairing the Office Project and the Premises to substantially the same condition which existed immediately prior to the happening of the casualty.  To the extent Tenant's Improvements include any items required to be insured by Tenant under subsection 7.201(b) below, Landlord shall have the obligation to repair such items only to the extent the proceeds of such insurance are disbursed to Landlord for such repair.

(b)  If the Office Project or the Premises or the Building should be damaged by fire or other casualty and, in Landlord's reasonable opinion, the rebuilding or repairs can be completed (and the Premises can be made fit for occupancy and accessible by reasonable means) within one hundred eighty (180) days after the commencement of repairs to the Office Project or Premises, as applicable, Landlord shall, within thirty (30) days after the date of such damage, commence (and thereafter pursue with reasonable diligence) the plans and specifications for the repair of the Office Project, the Building, and the Premises (including Tenant's Improvements except as set forth in the next sentence) and thereafter diligently pursue repairing the Office Project, the Building, and the Premises to substantially the same condition which existed immediately prior to the happening of the casualty.  To the extent Tenant's Improvements include any items required to be insured by Tenant under subsection 7.201(b) below, Landlord shall have the obligation to repair such items to their original condition, but only to the extent the proceeds of such insurance are disbursed to Landlord for such repair.

(c)  In no event shall Landlord be required to rebuild, repair or replace any part of the furniture, equipment, fixtures, inventory, supplies or any other personalty or any other improvements (except Tenant's Improvements to the extent set forth in subparagraphs (a) and (b) above), which may have been placed by Tenant within the Office Project or at the Premises.  Landlord shall allow Tenant an equitable abatement of Basic Annual Rent and Additional Rent during the time the Premises are unfit for occupancy.

(d)  Notwithstanding Landlord's restoration obligation, in the event any mortgagee under a deed of trust or mortgage on the Office Project should require that the insurance proceeds be used to retire or reduce the mortgage debt or if the insurance company issuing Landlord's fire and casualty insurance policy fails or refuses to pay Landlord the proceeds under such policy, Landlord shall have no obligation to rebuild and this Lease shall terminate upon the date of said casualty.

(e)  Any insurance which may be carried by Landlord or Tenant against loss or damage to the Office Project or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

SECTION 7.2 TENANT'S INSURANCE.

7.201	Types of Coverage. From and after the Commencement Date (or, if earlier, such date that Tenant or its agents, contractors or employees enter the Premises as contemplated in Section 1.203), Tenant will carry, at its expense, the insurance set forth in paragraphs (a), (b), and (c) of this subsection.

(a)  Commercial General Liability Insurance.  Commercial General Liability Insurance covering the Premises and Tenant's use thereof against claims for personal or bodily injury or death or property damage occurring upon, in or about the Premises (including contractual indemnity and liability coverage), such insurance to provide coverages of not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate, with a deductible not to exceed $500,000.00.   All insurance coverage required under this subparagraph (a) shall extend to any liability of Tenant arising out of the indemnities provided for in this Lease.  Additionally, each policy evidencing the insurance required under this subparagraph shall expressly insure both Tenant and, as additional insureds, Landlord and the Property Manager.

(b)  Fire and Extended Coverage Insurance.  Property insurance on an all-risk extended coverage basis (including coverage against fire, wind, tornado, vandalism, malicious mischief, water damage and sprinkler leakage) covering all fixtures, equipment and personalty located in the Premises and endorsed to provide one hundred percent (100%) replacement cost coverage.  Such policy will be written in the name of Tenant.  The property insurance may provide for a deductible not to exceed $500,000.00.

(c)  Workers Compensation and Employer's Liability Insurance.  Worker's compensation insurance together with employer's liability insurance in an amount at least equal to the greater of (i) the minimum worker's compensation and employer's liability insurance required under Texas law or (ii) $1,000,000.00.

7.202	Other Requirements of Insurance. (a) The insurance company and Tenant will endeavor to give Landlord and Property Manager at least thirty (30) days prior written notice of such cancellation of the insurance referenced in this section, (b) Tenant will be solely responsible for payment of premiums, (c) in the event of payment of any loss covered by such policy, Landlord or Landlord's designees will be paid first by the insurance company for Landlord's loss and (d) Tenant's insurance is primary in the event of overlapping coverage which may be carried by Landlord.

7.203	Proof of Insurance. Simultaneously with the Commencement Date (or, if earlier, such date that Tenant or its agents, contractors or employees enter the Premises as contemplated in Section 1.203), Tenant shall deliver to Landlord duly executed, original certificates of such insurance evidencing in-force coverage. Further, Tenant shall deliver to Landlord duly executed, original certificate of insurance evidencing the renewal of each insurance policy required to be maintained by Tenant hereunder within fifteen (15) days of the expiration of the policy in question. Within fifteen (15) days after written request for same, Tenant shall provide excerpts from such policies or other written evidence of their contents or provide responses to coverage inquiries.

SECTION 7.3 LANDLORD'S INSURANCE.

7.301	Fire and Extended Coverage Insurance. From and after the date of this Lease, Landlord shall carry, at its expense: 1) a policy or policies of all risk extended coverage insurance covering the Office Project (excluding property required to be insured by Tenant) endorsed to provide full replacement cost coverage without deduction for depreciation of the covered items and providing protection against perils included within the "Special Form" of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time determine in such amounts that meet any co-insurance clauses of the policies of insurance and with any such deductibles as Landlord may from time to time determine; and 2) a standard liability insurance policy, e.g., Commercial General Liability Insurance, including coverage for contractual liability, personal injury, death and damage to property of others, with respect to Landlord's obligations under the Lease , in an amount not less than $5,000,000.00 combined single limit per occurrence.

7.302	Blanket Insurance. Any insurance provided for in subsection 7.301 may be effected by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section 7.3 are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord.

SECTION 7.4 WAIVER OF SUBROGATION.  ALL FIRE, EXTENDED COVERAGE AND/OR PROPERTY OR DAMAGE INSURANCE WHICH MUST BE CARRIED BY TENANT OR LANDLORD SHALL BE ENDORSED WITH A SUBROGATION CLAUSE SUBSTANTIALLY AS FOLLOWS:  "THIS INSURANCE SHALL NOT BE INVALIDATED SHOULD THE INSURED WAIVE IN WRITING, PRIOR TO A LOSS, ANY OR ALL RIGHT OF RECOVERY AGAINST ANY PARTY FOR LOSS OCCURRING TO THE PROPERTY DESCRIBED HEREIN."  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD AND TENANT EACH HEREBY RELEASES THE OTHER PARTY FROM, AND WAIVES (AND SHALL CAUSE ITS INSURANCE CARRIER(S) AND ANY OTHER PARTY CLAIMING THROUGH OR UNDER SUCH CARRIER(S), BY WAY OF SUBROGATION OR OTHERWISE, TO WAIVE), ANY AND ALL CLAIMS (AS DEFINED BELOW) AND/OR RIGHTS IT MAY HAVE AGAINST THE OTHER (INCLUDING, WITHOUT LIMITATION, A DIRECT ACTION FOR DAMAGES, ALL RIGHTS OF RECOVERY AND ALL RIGHTS OF THEIR RESPECTIVE INSURANCE CARRIER(S) BASED UPON AN ASSIGNMENT FROM ITS INSURED) ON ACCOUNT OF ANY LOSS OR DAMAGE OCCASIONED TO LANDLORD OR TENANT, AS THE CASE MAY BE (INCLUDING, WITHOUT LIMITATION, ALL RIGHTS [BY WAY OF SUBROGATION OR OTHERWISE] OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF, OR CAUSED BY, THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF LANDLORD OR TENANT), TO THEIR RESPECTIVE PROPERTY, THE PREMISES, ITS CONTENTS OR TO ANY OTHER PORTION OF THE PROPERTY ARISING FROM ANY RISK COVERED BY THE CURRENT TEXAS STATE BOARD OF INSURANCE PROMULGATED FORM OF PROPERTY INSURANCE AND THE CUSTOMARY COMMERCIALLY OBTAINABLE ENDORSEMENTS THERETO, OR COVERED BY ANY OTHER INSURANCE ACTUALLY CARRIED BY TENANT OR LANDLORD OR REQUIRED TO BE CARRIED BY TENANT AND LANDLORD,

RESPECTIVELY, PURSUANT TO THIS LEASE.  IF A PARTY WAIVING RIGHTS UNDER THIS SUBSECTION IS CARRYING A PROPERTY INSURANCE POLICY IN THE PROMULGATED FORM USED IN THE STATE OF TEXAS AND AN AMENDMENT TO SUCH PROMULGATED FORM IS PASSED, SUCH AMENDMENT SHALL BE DEEMED NOT A PART OF SUCH PROMULGATED FORM UNTIL IT APPLIES TO THE POLICY BEING CARRIED BY THE WAIVING PARTY.  IF NECESSARY TO PREVENT THE INVALIDATION OF THE FOREGOING INSURANCE COVERAGE, EACH PARTY TO THIS LEASE AGREES IMMEDIATELY TO GIVE TO EACH SUCH INSURANCE COMPANY WRITTEN NOTIFICATION OF THE TERMS OF THE MUTUAL WAIVERS CONTAINED IN THIS SUBSECTION AND TO HAVE SUCH INSURANCE POLICIES PROPERLY ENDORSED TO PREVENT SUCH INVALIDATION.  THE FOREGOING WAIVERS SHALL BE EFFECTIVE WHETHER OR NOT THE PARTIES MAINTAIN THE REQUIRED INSURANCE.  THE TERM "CLAIMS" WILL MEAN CLAIMS, DAMAGES, JUDGMENTS, SUITS, CAUSES OF ACTION, LOSSES, LIABILITIES, PENALTIES, FINES, EXPENSES AND COSTS (INCLUDING, WITHOUT LIMITATION, SUMS PAID IN SETTLEMENT OF CLAIMS, ATTORNEYS' FEES, CONSULTANT FEES, EXPERT FEES AND COURT COSTS).

SECTION 7.5 TENANT'S GENERAL INDEMNITY.  Tenant will defend, indemnify and hold harmless Landlord and its officers, directors, employees and agents from and against all claims, demands, actions, damages, loss, liabilities, judgments, costs and expenses, including without limitation, reasonable attorneys' fees and court costs (each a "Claim") which are suffered by, recovered from or asserted against Landlord and arise from or in connection with (i) the use or occupancy of the Premises, (ii) any accident, injury or damage occurring in or at the Premises, however, such indemnification shall not include any Claim waived by Landlord under Section 7.4 above, or any Claim to the extent caused by the negligence, gross negligence or willful misconduct of Landlord, its beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants, contractors, employees or invitees, and any of their respective agents, partners, officers, servants and employees or the breach by Landlord of any of its obligations under this Lease.

SECTION 7.6 LANDLORD'S GENERAL INDEMNITY.  Landlord will defend, indemnify and hold harmless Tenant and its officers, directors, employees and agents from and against any Claim which is suffered by, recovered from or asserted against Tenant and arises from or in connection with (i) any accident, injury or damage occurring in or at the Property to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents (including, without limitation, management agents), partners, officers, servants, beneficiaries, mortgagees, stockholders or contractors, or (ii) any breach by Landlord of any representation or covenant in this Lease; provided, however, such indemnification shall not include any Claim waived by Tenant under Section 7.4 above, or any Claim to the extent caused by the negligence, gross negligence or willful misconduct of Tenant or the breach by Tenant of any of its obligations under this Lease.

ARTICLE 8
CONDEMNATION

SECTION 8.1 CONDEMNATION RESULTING IN CONTINUED USE NOT FEASIBLE.  If Landlord receives an offer to purchase in lieu of condemnation, or otherwise becomes aware of a proposed condemnation of the Property, or a portion of the Property, Landlord shall notify Tenant immediately, and will keep Tenant apprised of the status of any condemnation proceedings or purchase.  If the Property or the Master Project or any portion thereof that, in Landlord's reasonable opinion, is necessary to the continued efficient and/or economically feasible use of the Property shall be taken or condemned for public purposes, or sold to a condemning authority in lieu of taking, then Landlord may, at its option, terminate this Lease by delivering written notice thereof to Tenant within ten (10) days after the taking, condemnation or sale in lieu thereof.

SECTION 8.2 CONDEMNATION OF PREMISES.  If all or a substantial portion of the Premises is taken or condemned or sold in lieu thereof or Tenant will be unable to use a substantial portion of the Premises for a period of one hundred twenty (120) consecutive days by reason of a temporary taking of the Premises or by reason of a taking of all or a portion of the

Property through condemnation or sale in lieu thereof, then either Landlord or Tenant may terminate this Lease by delivering written notice thereof to the other within ten (10) business days after Landlord's notice of the taking, condemnation or sale in lieu thereof or Tenant's receipt of written notice from Landlord regarding same.

SECTION 8.3 CONDEMNATION WITHOUT TERMINATION.  If upon a taking or condemnation or sale in lieu of the taking of all or less than all of the Property which gives either Landlord or Tenant the right to terminate this Lease pursuant to Section 8.1 or 8.2 above shall occur and neither Landlord nor Tenant elects to exercise such termination right, then this Lease shall continue in full force and effect, provided that if the taking, condemnation or sale includes any portion of the Premises, the Basic Annual Rent and Additional Rent shall be redetermined on the basis of the remaining square feet of Premises Rentable Area.  Landlord, at Landlord's sole option and expense, shall restore and reconstruct the Office Project to substantially its former condition to the extent that the same may be reasonably feasible, but such work shall not be required to exceed the scope of the work done by Landlord in originally constructing the Office Project, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation or damages (over and above amounts going to the mortgagee of the property taken) for the part of the Office Project or the Premises so taken.

SECTION 8.4 CONDEMNATION PROCEEDS.  Landlord shall receive the entire award (which shall include sales proceeds) payable as a result of a condemnation, taking or sale in lieu thereof.  Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award.  Tenant shall, however, have the right to recover from such authority through a separate award, any compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant's physical property.

ARTICLE 9
LIENS

Tenant shall keep the Premises and the Property free from all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant, and Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, causes of action, damages and expenses (including reasonable attorneys' fees) arising from or in connection with any such liens; provided, however, that Tenant shall not indemnify Landlord for any liens which may be placed upon the Premises or the Property arising out of any work performed, materials furnished or obligations incurred by Landlord, including but not limited to any work performed pursuant to the Work Letter.  If Tenant shall not, within ten (10) business days following notification to Tenant of the imposition of any such lien, cause the same to be released of record by payment or the posting of a bond in amount, form and substance acceptable to Landlord, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien.  All amounts paid or incurred by Landlord in connection therewith shall be paid by Tenant to Landlord on demand and shall bear interest from the date of demand until paid at the rate set forth in Section 2.4 above.

ARTICLE 10
TAXES ON TENANT'S PROPERTY

Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against, and any increases in Taxes as a result of, any personal property or trade or other fixtures placed by Tenant in or about the Premises and any improvements (other than Tenant's Improvements which by their nature, have become a permanent part of the Office Project) constructed in the Premises by or on behalf of Tenant.  If Landlord pays any such additional taxes or increases, Tenant will, within thirty (30) business days after notice , reimburse Landlord for the amount thereof.

ARTICLE 11
SUBLETTING AND ASSIGNING

SECTION 11.1 SUBLEASE AND ASSIGNMENT.  Except as otherwise permitted by Sections 11.2 and 11.3 below, Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (it being agreed that for purposes of this Lease, assignment shall include, without limitation, the transfer of a majority interest of stock, partnership or other forms of ownership interests, merger or dissolution, but specifically excluding a transfer of Tenant's shares over a nationally recognized stock exchange) or mortgage or pledge the same, or sublet the Premises or any part thereof or permit the Premises to be occupied by any firm, person, partnership or corporation or any combination thereof, other than Tenant, without the prior written consent of Landlord, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, Tenant shall be entitled to assign this Lease and/or sublet the Premises without Landlord's prior written consent to (1) any parent, subsidiary, affiliate, group or division of Tenant, or (2) any corporation or partnership that controls, is controlled by, or is under common control with Tenant, or (3) any corporation resulting from the merger or consolidation with Tenant, or (4) any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted on the Premises.  Notwithstanding any subletting or assignment by Tenant hereunder or any provision herein to the contrary, Tenant shall remain fully liable for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed, including without limitation, Tenant's obligation to pay Basic Rent and Additional Rent during the entire Term (excluding, however, any assignment to an entity contemplated above in (1), (2), (3), or (4), in which case Tenant shall, notwithstanding anything to the contrary contained in this Lease, be relieved of all obligations and liabilities of the tenant under this Lease arising after the effective date of such assignment provided that the applicable transferee meets Landlord's reasonable credit requirements and assumes such obligations and liabilities by written instrument satisfactory to Landlord).Tenant shall deliver to Landlord a copy of each assignment or sublease entered into by Tenant promptly after the execution thereof, whether or not Landlord's consent is required in connection therewith.  No assignee or subtenant of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof.  Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignments and/or sublettings.  Any assignment made by Tenant shall contain a covenant of assumption by the assignee running to Landlord.

SECTION 11.2 LANDLORD'S RIGHTS.  If Tenant desires to sublease any portion of the Premises or assign this Lease,  and Landlord's consent is required under Section 11.1 above, Tenant shall submit to Landlord (a) in writing the name of the proposed subtenant or assignee, the nature of the proposed subtenant's or assignee's business and, in the event of a sublease, the portion of the Premises which Tenant desires to sublease, (b) a copy of the proposed form of sublease or assignment, and  (c) such other information as Landlord may reasonably request (collectively, the "Required Information").  Landlord shall, within seven (7) business days after Landlord's receipt of the Required Information, deliver to Tenant a written notice (each such notice, a "Landlord Response") in which Landlord either (i) consents to the proposed sublease or assignment, or (ii) withholds its consent to the proposed sublease or assignment, which consent shall not be unreasonably withheld, conditioned or delayed so long as Landlord has received all Required Information.  Landlord shall be deemed to have reasonably withheld its consent to any sublease or assignment if the refusal is based on (i) Landlord's determination (in its reasonable discretion) that such subtenant or assignee is not of the character or quality of a tenant to whom Landlord would generally lease space of the Office Project, (ii) such sublease or assignment conflicts in any manner with this Lease, including, but not limited to, the Permitted Use or Section 4.1 hereof, (iii) the proposed subtenant or assignee is a governmental entity or a medical office, (iv) the proposed subtenant's or assignee's primary business is prohibited by any non-compete clause then affecting the Office Project, or (v) the proposed subtenant or assignee is a tenant of the Office Project.

SECTION 11.3 LANDLORD'S RIGHTS RELATING TO ASSIGNEE OR SUBTENANT.  Without limiting Landlord's consent rights and as a condition to obtaining Landlord's consent, (i) each assignee must assume all obligations under this Lease, and (ii) each subtenant must confirm that its sublease is subject and subordinate to this Lease.  Without limiting the foregoing, each assignee and subtenant shall cause the Premises to comply at all times with all requirements of the Disability Acts (as amended), including, but not limited to, obligations arising out of or associated with such assignee's or subtenant's use of or activities or business operations conducted within the Premises.  To the extent the net rentals and income derived from any sublease or assignment exceed the rentals due hereunder, such excess rentals and income shall be split equally between Landlord and Tenant.  The term "net rentals and income" means an amount equal to all sums and other consideration paid to Tenant by the assignee or subtenant for or by reason of an assignment or sublease, including but not limited to, sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Tenant's federal income tax returns) of the original cost thereof, less the reasonable out-of-pocket costs and expenses of Tenant paid to unaffiliated third parties incurred in connection with any such assignment or sublease, including , without limitation, tenant improvements, brokerage commissions, legal fees and advertising expenses.  If this Lease or any part hereof is assigned or the Premises or any part thereof are sublet, Landlord may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord by Tenant hereunder.  Tenant hereby authorizes and directs any such assignee or subtenant to make such payments of rent directly to Landlord upon receipt of notice from Landlord, and Tenant agrees that any such payments made by an assignee or subtenant to Landlord shall, to the extent of the payments so made, be a full and complete release and discharge of rent owed to Tenant by such assignee or subtenant.  No direct collection by Landlord from any such assignee or subtenant shall be construed to constitute a novation or a release of Tenant or any guarantor of Tenant from the further performance of its obligations hereunder.  Receipt by Landlord of rent from any assignee, subtenant or occupant of the Premises or any part thereof shall not be deemed a waiver of the above covenant in this Lease against assignment and subletting or a release of Tenant under this Lease.  In the event that, following an assignment or subletting, this Lease or the rights and obligations of Tenant hereunder are terminated for any reason, including without limitation in connection with default by or bankruptcy of Tenant (which, for the purposes of this Section 11.3, shall include all persons or entities claiming by or through Tenant), Landlord may, at its option, consider this Lease to be thereafter a direct lease to the assignee or subtenant of Tenant upon the terms and conditions contained in this Lease.

ARTICLE 12
TRANSFERS BY LANDLORD, SUBORDINATION AND
TENANT'S ESTOPPEL CERTIFICATE

SECTION 12.1  SALE OF THE PROPERTY.  In the event of any transfer of title to the Property, the transferor shall automatically be relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, provided that the transferee expressly assumes in writing all obligations of Landlord hereunder accruing after the date of such transfer and further provided that if a Security Deposit has been made by Tenant, Landlord shall not be released from liability with respect thereto unless Landlord transfers the Security Deposit to the transferee.

SECTION 12.2  SUBORDINATION, ATTORNMENT AND NOTICE.  This Lease is subject and subordinate (i) to the lien of each mortgage and deed of trust encumbering all or any portion of the Property, regardless of whether such mortgage or deed of trust now exists or may hereafter be created, (ii) to any and all advances (including interest thereon) to be made under each such mortgage or deed of trust and (iii) to all modifications, consolidations, renewals, replacements and extensions of each such mortgage or deed of trust; provided that the foregoing subordination to any mortgage or deed of trust placed on the Property after the date hereof shall not become effective until and unless the holder of such mortgage or deed of trust delivers to Tenant a non-disturbance agreement (which may include Tenant's agreement to attorn as set forth below) permitting Tenant, if Tenant is not then in default under, or in breach of any provision of, this Lease, to remain in occupancy of the Premises in the event of a foreclosure of any such mortgage or deed of trust.  Tenant also agrees that any mortgagee (whether under a mortgage or deed of trust) or trustee may elect (which election shall be revocable) to have this Lease superior to the lien of its mortgage or deed of trust and, in the event of such election and upon notification by such mortgagee or trustee to that effect, this Lease shall be deemed superior to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of such mortgage or deed of trust.  Tenant shall, in the event of the sale or assignment of Landlord's interest in the Premises (except in a sale-leaseback financing transaction), or in the event of the termination of any lease in a sale-leaseback financing transaction wherein Landlord is the lessee, attorn to and recognize such purchaser, assignee or lessor as Landlord under this Lease.  Tenant shall, in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage or deed of trust covering the Premises, attorn to and recognize the purchaser at foreclosure as Landlord under this Lease.  The above subordination and attornment clauses shall be self-operative and no further instruments of subordination or attornment need be required by any mortgagee, trustee, lessor, purchaser or assignee, provided however, a non-disturbance agreement has been executed and delivered to Tenant as set forth above.  In confirmation thereof, Tenant agrees that, upon the request of Landlord, or any such mortgagee, trustee, lessor, purchaser or assignee, Tenant shall execute and deliver whatever reasonable instruments may be required for such purposes and to carry out the intent of this Section 12.2, including without limitation a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit H.

SECTION 12.3 TENANT'S ESTOPPEL CERTIFICATE.  Tenant shall, upon the request of Landlord or any mortgagee of Landlord (whether under a mortgage or deed of trust), without additional consideration, deliver an estoppel certificate (in the form attached hereto as Exhibit I or such other form as Landlord may reasonably request), consisting of reasonable statements required by Landlord, any mortgagee or purchaser of any interest in the Property, which statements may include but shall not be limited to the following: this Lease is in full force and effect, with Rent paid through the date specified in the certificate; this Lease has not been modified or amended; Tenant is not aware that Landlord is in default or that Landlord has failed to fully perform all of Landlord's obligations hereunder; and such other statements as may reasonably be required by the requesting party.  If Tenant is unable to make any statements contained in the estoppel certificate because the same is untrue, Tenant shall with specificity state the reason why such statement is untrue.  However, Tenant shall not be required to execute more than two (2) such certificates per calendar year.

ARTICLE 13
DEFAULT

SECTION 13.1 DEFAULTS BY TENANT.  The occurrence of any of the events described in subsections 13.108 through 13.109 shall constitute a default by Tenant under this Lease.

13.101	Failure to Pay Rent. With respect to the first two (2) payments of Rent not made by Tenant when due in any twelve (12) month period commencing on the Commencement Date, the failure by Tenant to make such payment to Landlord within five (5) business days after Tenant's receipt of Landlord's written notice specifying that the payment was not made when due; with respect to any other payment of Rent during such twelve (12) month period, the failure by Tenant to make such payment of Rent to Landlord when due shall constitute a default by Tenant, with no notice of any such failure from Landlord to Tenant being required.

13.102	Failure to Maintain Insurance. The failure by Tenant to maintain the insurance or deliver to Landlord the evidence thereof required by this Lease, and the continuance of such failure for ten (10) business days after Tenant's receipt of Landlord's written notice thereof.

13.103	Failure to Perform Generally. Except for a failure covered by subsection 13.101, 13.102 or 13.104, any failure by Tenant to observe and perform any provision of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Tenant's receipt of Landlord's written notice of such failure, provided that if such failure by its nature cannot be cured within such thirty (30) day period, Tenant shall not be in default hereunder so long as Tenant commences curative action within such thirty (30) day period, diligently and continuously pursues the curative action and fully cures the failure within one hundred twenty (120) days after Landlord gives such written notice to Tenant.

13.104	Continual Failure to Perform. The third failure by Tenant in any twelve (12) month period to perform and observe a particular provision of this Lease to be observed or performed by Tenant (other than the failure to pay Rent, which in all instances will be covered by subsection 13.101 above), no notice being required for any such third failure.

13.105	Bankruptcy, Insolvency, Etc. Tenant (i) becomes or is declared insolvent according to any law, (ii) makes a transfer in fraud of creditors according to any applicable law, (iii) assigns or conveys all or a substantial portion of its property for the benefit or creditors or (iv) files a petition for relief, or is the subject of an order for relief, under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (collectively, "Applicable Bankruptcy Law") and such action is not dismissed within ninety (90) days after filing thereof.

13.106	Receivership, Levy, Etc. A receiver or trustee is appointed for Tenant or its property; the interest of Tenant under this Lease is levied on under execution or under other legal process; any involuntary petition is filed against Tenant under applicable bankruptcy law; or any action is taken to reorganize or modify Tenant's capital structure if Tenant is a corporation or other entity; provided, however, no action described in this subsection 13.106 shall constitute a default by Tenant if Tenant shall vigorously contest the action by appropriate proceedings and shall remove, vacate or terminate the action within ninety (90) days after the date of its inception.

13.107	[INTENTIONALLY DELETED]

13.108	Dissolution or Liquidation. If Tenant is a corporation, partnership or limited liability company, Tenant dissolves or liquidates or otherwise fails to maintain its corporate, partnership or limited liability company structure, as applicable.

With respect to the defaults described in subsections 13.105 and 13.108, Landlord shall not be obligated to give Tenant notices of default and Tenant shall have no right to cure such defaults.

SECTION 13.2  REMEDIES OF LANDLORD.

13.201	Termination of the Lease. Upon the occurrence of a default by Tenant hereunder and following the expiration of any applicable cure period, Landlord may, without judicial process, terminate this Lease by giving written notice thereof to Tenant (whereupon all obligations and liabilities of Landlord hereunder shall terminate) and, without further notice and without liability, repossess the Premises. Landlord shall be entitled to recover all loss and damage Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including without limitation, accrued Rent to the date of termination and Late Charges, plus interest thereon at the rate established under Section 2.4 from the date due through the date paid or date of any judgment or award by any court of competent jurisdiction, the unamortized cost of Tenant's Improvements, brokers' fees and commissions, reasonable attorneys' fees, moving allowances, equipment allowances and any other reasonable costs incurred by Landlord in connection with making or executing this Lease, the cost of recovering the Premises and the reasonable costs of reletting the Premises (including, without limitation, advertising costs, brokerage fees, leasing commissions, reasonable attorneys' fees and refurbishing costs and other reasonable costs in readying the Premises for a new tenant).

13.202	Repossession and Re-Entry. Upon the occurrence of a default by Tenant hereunder and following the expiration of any applicable cure period, Landlord may, without judicial process, immediately terminate Tenant's right of possession of the Premises (whereupon all obligations and liability of Landlord hereunder shall terminate), but not terminate this Lease, and, without notice, demand or liability, enter upon the Premises or any part thereof, take absolute possession of the same, expel, or remove Tenant and any other person or entity who may be occupying the Premises and change the locks. If Landlord terminates Tenant's possession of the Premises under this subsection 13.202, (i) Tenant shall have no further right to possession of the Premises, and (ii) Landlord will have the right to relet the Premises or any part thereof on such terms as Landlord deems advisable, taking into account the factors described in subsection 13.206. Any rent received by Landlord from reletting the Premises or a part thereof shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord (in such order as Landlord shall designate), second, to the payment of any cost of such reletting, including, without limitation, refurbishing costs, reasonable attorneys' fees, advertising costs, brokerage fees and leasing commissions and third, to the payment of Rent due and unpaid hereunder (in such order as Landlord shall designate), and Tenant shall satisfy and pay to Landlord any deficiency upon demand therefor from time to time. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such termination is given to Tenant pursuant to subsection 13.201 above. If Landlord relets the Premises, either before or after the termination of this Lease, all such rentals received from such lease shall be and remain the exclusive property of Landlord and Tenant shall not be, at any time, entitled to recover any such rental. Landlord may at any time after a reletting elect to terminate this Lease.

13.203	Cure of Default. Upon the occurrence of a default hereunder by Tenant, beyond any applicable cure period, Landlord may, without judicial process and without having any liability therefor, enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may reasonably incur in effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF LANDLORD, but same shall not cover the gross negligence or willful misconduct of Landlord, its agents, servants, employees, contractors or invitees.

13.204	Continuing Obligations. No repossession of or re-entering upon the Premises or any part thereof pursuant to subsection 13.202 or 13.203 above or otherwise and no reletting of the Premises or any part thereof pursuant to subsection 13.202 above shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. In the event of any such repossession of or re-entering upon the Premises or any part thereof by reason of the occurrence of a default, Tenant will continue to pay to Landlord Rent required to be paid by Tenant, subject to the offset, if any, for rent received by the Landlord from occupancy of the Premises by any third party.

13.205	Cumulative Remedies. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy set forth herein or otherwise available to Landlord at law or in equity and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. In addition to the other remedies provided in this Lease and without limiting the preceding sentence, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease.

13.206	Mitigation of Damages. For purposes of determining any recovery of rent or damages by Landlord that depends upon what Landlord could collect by using reasonable efforts to relet the Premises, whether the determination is required under subsections 13.201 or 13.202 or otherwise, it is understood and agreed that:

(a)  Landlord may reasonably elect to lease other comparable, available space in the Office Project, if any, before reletting the Premises.

(b)  Landlord may reasonably decline to incur out-of-pocket costs to relet the Premises, other than customary leasing commissions and reasonable attorneys' fees for the negotiation of a lease with a new tenant.

(c)  Landlord may reasonably decline to relet the Premises at rental rates below then prevailing market rental rates, because of the negative impact lower rental rates would have on the value of the Office Project and because of the uncertainty of actually receiving from Tenant the greater damages that Landlord would suffer from and after reletting at the lower rates.

(d)  Before reletting the Premises to a prospective tenant, Landlord may reasonably require the prospective tenant to demonstrate the same financial wherewithal that Landlord would require as a condition to leasing other space in the Office Project to the prospective tenant.

(e)  Identifying a prospective tenant to relet the Premises, negotiating a new lease with such tenant and making the Premises ready for such tenant will take time, depending upon market conditions when the Premises first become available for reletting, and during such time no one can reasonably expect Landlord to collect anything from reletting.

(f)  Listing the Premises with a broker constitutes reasonable efforts on the part of Landlord to relet the Premises.

SECTION 13.3  DEFAULTS BY LANDLORD.  Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after Tenant gives written notice stating that Landlord is in breach of this Lease and stating the breach with specificity to Landlord and each mortgagee who has a lien against any portion of the Property and whose name and address has been provided to Tenant, provided that if such failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default hereunder if the curative action is commenced within such thirty (30) day period and is thereafter diligently pursued until cured and such cure is completed within not more than one hundred twenty (120) days thereafter.  In the event of a Landlord default hereunder, beyond any applicable cure period, Tenant may (i) terminate this Lease at any time prior to Landlord's cure of such default by providing twenty (20) business days' written notice to Landlord during which period such default is still not cured, in which event Landlord's liability for damages will survive such termination, or (ii) remedy such default, whereupon Landlord shall reimburse Tenant for the reasonable third party costs (including third party attorneys' fees) incurred by Tenant to remedy such default within 30 days after receipt of Tenant's written notice, together with copies of the paid invoices evidencing the costs so incurred plus interest on such costs at the rate of 12% per annum from that date which is 30 days after Tenant's delivery of said reimbursement notice, until paid.  Landlord shall be liable to Tenant for all Claims related thereto, including without limitation, holdover rent, costs to locate new office space, business interruption, etc., and Tenant may pursue its remedies at law or in equity.

SECTION 13.4  LANDLORD'S LIABILITY.

13.401	Tenant's Rights in Respect of Landlord Default . Tenant is granted no contractual right of termination by this Lease, except to the extent and only to the extent expressly set forth in other Sections of this Lease. If Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord's Dallas/Fort Worth properties as the same may then be encumbered and Landlord shall not be liable for any deficiency. In no event shall Landlord be liable to Tenant for consequential or special damages by reason of a failure to perform (or a default) by Landlord hereunder or otherwise. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Property as above provided. Provided, however, if Tenant obtains a final judgment against Landlord based upon breach by Landlord of its covenants, warranties, undertakings or agreements contained in this Lease, and if Landlord does not satisfy such judgment within thirty (30) days after entry thereof, Tenant may, successively if necessary (and in addition to all other rights and remedies provided at law or in equity or elsewhere herein), set off the amount of such judgment against the Rent or any other amounts payable to Landlord by Tenant hereunder next due under the provisions of this Lease.

13.402	Certain Limitations on Landlord's Liability . Landlord shall not be liable to Tenant for any claims, actions, demands, costs, expenses, damage or liability of any kind which (i) are caused by tenants or any persons either in the Premises or elsewhere in the Office Project (unless caused by Landlord's negligence in the Common Areas) or by occupants of property adjacent to the Office Project or Common Areas or by the public or by the construction of any private, public or quasi-public work, or (ii) are caused by any theft or burglary at the Premises or the Property.

SECTION 13.5  INTENTIONALLY OMITTED

ARTICLE 14
NOTICES

Any notice or communication required or permitted in this Lease shall be given in writing, sent by (a) personal delivery, with proof of delivery, (b) overnight delivery service, with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as set forth in the Basic Lease Information, or to such other address or to the attention of such other person as shall be designated from time to time in writing by the applicable party and sent in accordance herewith.  Notice also may be given by fax, provided each such transmission is confirmed (and such confirmation is supported by documented evidence) as received and the original is provided by overnight delivery service.  Any such notice or communication shall be deemed to have been received either at the time of personal delivery or, in the case of overnight delivery service on the next business day or mail, three (3) business days after deposit in the U.S. Mail or in the case of fax, on the date of transmission.  Reference is made to Section 13.3 of this Lease for other provisions governing notices.

ARTICLE 15
MISCELLANEOUS PROVISIONS

SECTION 15.1  OFFICE PROJECT NAME AND ADDRESS.  Tenant shall not, without the written consent of Landlord, use the name of the Office Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises and in no event shall Tenant acquire any rights in or to such names.  Landlord shall have the right at any time to change the name, number or designation by which the Office Project is known.

SECTION 15.2  SIGNAGE.  Landlord shall maintain a tenant directory in the main Office Project lobby (i.e. first floor elevator lobby for the Premises) (or, alternatively, on the exterior glass of such lobby comparable to the signage on the other lobbies in the Office Project), and shall provide Tenant, at Tenant's option,  one identification strip in such directory, setting forth Tenant's name and location and, subject to applicable ordinances or regulations, Tenant's logo ("First Floor Lobby Signage") at Tenant's sole cost.  Additionally, in the event that Landlord maintains an electronic directory for the Building or Office Project, Landlord shall include Tenant's name, location and, to the extent practicable, Tenant's logo in such electronic directory ("Electronic Directory Signage").  In addition, Tenant, at Tenant's option,  shall have the right to place one (1) lite sign on the exterior of the west second floor façade of the Building above the top of the window line (facing the Tollway) ("Exterior Signage") at Tenant's sole cost. All of the foregoing signage shall be subject to Landlord's sole approval of the size, type, location, appearance and means of attachment of same identified on the attached Rider 3 Exterior Sign Specifications, together with such approvals as may be required from the City of Plano and the Design Review Board of the Legacy Association.  Tenant shall not otherwise inscribe, paint, affix or display any signs, advertisements or notices on or in the Office Project or the Premises, except for such tenant identification information adjacent to the access door or doors to the Premises which Landlord approves in advance.  Without limiting Landlord's approval rights, Landlord may withhold approval of any Tenant sign as Landlord considers necessary to preserve Landlord's aesthetic standards for the Office Project.  All signs permitted hereunder shall constitute Installations and shall be subject to the provisions of subsection 6.303, including without limitation Landlord's rights under such subsection to perform and charge for the work necessary to complete Installations.  In summary, Landlord and Tenant acknowledge and agree that Tenant's signage shall be paid for as follows:

•	First Floor Lobby Signage	To be paid by Tenant
•	Electronic Directory Signage (if applicable)	To be paid by Landlord
•	Exterior Signage	To be paid by Tenant

SECTION 15.3  NO WAIVER.  No waiver by Landlord or by Tenant of any provision of this Lease shall be deemed to be a waiver by either party of any other provision of this Lease.  No waiver by Landlord or Tenant of any breach by the other party shall be deemed a waiver of any subsequent breach of the same or any other provision.    The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future.  Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant.  Tenant's consent to or approval of any act by Landlord requiring Tenant's consent or approval shall not be deemed to render unnecessary the obtaining of Tenant's consent to or approval of any subsequent act of Landlord.  No act or thing done by Landlord or Landlord's agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord.  The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach.   No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless such waiver is expressly stated in writing signed by the waiving party.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy which may be available to Landlord.

SECTION 15.4  APPLICABLE LAW.  This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 15.5  COMMON AREAS.  "Common Areas" means all areas, spaces, facilities and equipment (whether or not located within the Office Project) made available by Landlord for the common and joint use of Landlord, Tenant and others designated by Landlord using or occupying space in the Office Project, including but not limited to, tunnels, walkways, sidewalks and driveways necessary for access to the Office Project, Office Project lobbies, the Garage, the Other Garages, landscaped areas, public corridors, public rest rooms, Office Project stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Office Project and others designated by Landlord), drinking fountains and any such other areas and facilities as are designated by Landlord from time to time as Common Areas.  "Service Corridors" means all loading docks, loading areas and all corridors that are not open to the public but which are available for use by Tenant and others designated by Landlord.  "Service Areas" will refer to areas, spaces, facilities and equipment serving the Office Project (whether or not located within the Office Project) but to which Tenant and other occupants of the Office Project will not have access, including, but not limited to, mechanical, telephone, electrical and similar rooms and air and water refrigeration equipment.  Tenant is hereby granted a nonexclusive right to use the Common Areas and Service Corridors during the term of this Lease for their intended purposes, in common with others designated by Landlord, subject to the terms and conditions of this Lease, including, without limitation, the Rules and Regulations and the Garage Parking Agreement attached hereto as Exhibit F.  The Office Project, Common Areas, Service Corridors and Service Areas will be at all times under the exclusive control, management and operation of the Landlord; Landlord is responsible for the operation, management and maintenance of the Common Areas, the manner of maintenance and the expenditures therefor to be in the sole discretion of Landlord, but to be reasonably comparable to similar projects within the same geographical area as the Project.  Landlord reserves the right at any time to change the Project name without liability to or consent of Tenant. Tenant agrees and acknowledges that the Premises (whether consisting of less than one floor or consisting of one or more full floors within the Office Project) do not include, and Landlord hereby expressly reserves for its sole and exclusive use, any and all mechanical, electrical, telephone and similar rooms, janitor closets, elevator, pipe and other vertical shafts and ducts, flues, stairwells, any area above the acoustical ceiling and any other areas not specifically shown on Exhibit B as being part of the Premises.  Landlord reserves the right to change from time to time the dimensions and location of the Common Areas, as well as the dimensions, identities, locations and types of any buildings, signs or other improvements in the Project.  Landlord may from time to time temporarily substitute for any parking area other areas reasonably accessible to the tenants of the Project, which areas may be structured, surface or underground, in case of repairs maintenance or emergency. Landlord will be responsible for causing the Common Areas to comply at all times in all material respects with the provisions of (A) Tex. Rev. Civ. Stat. Ann. art. 9102, as amended, (B) the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213, as amended, and (C) any other similar public accommodation Laws (collectively, "Disability Laws").  Landlord will also be responsible for causing the Building and the operations therein (other than the Premises) to comply with all applicable health, safety, security and environmental Laws throughout the term of this Lease.

SECTION 15.6  SUCCESSORS AND ASSIGNS.  Subject to Article 11 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 15.7  BROKERS.  Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Cushman & Wakefield of Texas, Inc. ("Tenant's Broker"), and that it knows of no other real estate brokers or agents who are or claim to be entitled to a commission in connection with this Lease.  Tenant agrees to defend, indemnify and hold harmless Landlord from and against any liability or claim, whether meritorious or not, arising with respect to any such broker and/or agent known to Tenant and not so named.  Landlord has agreed to pay the fees of Tenant's Broker strictly in accordance with and subject to the terms and conditions of a separate written commission agreement between Landlord and Tenant's Broker.

SECTION 15.8  SEVERABILITY.  If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the application of such provisions to other persons or circumstances and the remainder of this Lease shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 15.9  EXAMINATION OF LEASE.  Submission by Landlord of this instrument to Tenant for examination or signature does not constitute a reservation of or option for lease.  This Lease will be effective as a lease only upon execution by and delivery to both Landlord and Tenant.

SECTION 15.10  TIME.  Time is of the essence in this Lease and in each and all of the provisions hereof.  Whenever a period of days is specified in this Lease, such period shall refer to calendar days unless otherwise expressly stated in this Lease.  If any date provided under this Lease for performance of an obligation or expiration of a time period is a Saturday, Sunday or a federal or state holiday, the obligation shall be performed or the time period shall expire, as the case may be, on the next succeeding business day.  The "date of this Lease" means the date of execution hereof, as set forth on the signature page hereof.

SECTION 15.11  DEFINED TERMS AND MARGINAL HEADINGS.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as singular.  If more than one person is named as Tenant, the obligations of such persons are joint and several.  The headings and titles to the articles, sections and subsections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

SECTION 15.12  AUTHORITY OF TENANT.  Tenant and each person signing this Lease on behalf of Tenant represent to Landlord as follows:  Tenant, if a corporation, is duly incorporated and legally existing under the laws of the state of its incorporation and is duly qualified to do business in the State of Texas.  Tenant, if a limited liability company, is duly organized and legally existing under the laws of the state of its organization and is duly qualified to do business in the State of Texas.  Tenant, if a partnership or joint venture, is duly organized under the Texas Business Organization Code if a limited or, if organized under the laws of a state other than Texas, is qualified to do business in the State of Texas.  Tenant has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to lease the Premises and to carry on its business as now conducted and as contemplated to be conducted.  Each person signing on behalf of Tenant is authorized to do so.  The foregoing representations in this Section 15.12 shall also apply to any corporation, partnership, joint venture or limited partnership which is a general partner or joint venturer of Tenant.

SECTION 15.13  FORCE MAJEURE.  Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes which are beyond the reasonable control of such party; provided, however, in no event shall the foregoing apply to the financial obligations of either Landlord or Tenant to the other under this Lease, including Tenant's obligation to pay Basic Annual Rent, Additional Rent or any other amount payable to Landlord hereunder.

SECTION 15.14  RECORDING.  This Lease shall not be recorded.  However, Landlord shall have the right to record a short form or memorandum hereof, at Landlord's expense, at any time during the term hereof and, if requested, Tenant agrees (without charge to Landlord) to join in the execution thereof.

SECTION 15.15  PARKING.  Exhibit F attached hereto sets forth agreements between Landlord and Tenant relating to parking.

SECTION 15.16  ATTORNEYS' FEES.  In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

SECTION 15.17  NO LIGHT, AIR OR VIEW EASEMENT.  Any diminution or shutting off of light, air or view by any structure which may be erected on the Property or lands adjacent to the Property shall in no way affect this Lease or impose any liability on Landlord (even if Landlord is the adjacent land owner).

SECTION 15.18  SURVIVAL OF INDEMNITIES.  Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease for a period of two (2) years.

SECTION 15.19  REASONABLENESS AND DISCRETION.  Regardless of any reference in the Lease to sole and absolute discretion or words to that effect, but except for matters which (1) could have an adverse effect on the structural integrity of the Building Structure, (2) could have an adverse effect on the Building Systems, or (3) could have an effect on the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with the Lease, any time the consent of Landlord of Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than to exercise expansion, contraction, cancellation, termination or renewal options), Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated Tenant or Landlord concerning the benefits to be enjoyed under the Lease

SECTION 15.20  PROHIBITED PERSONS AND TRANSACTIONS.  Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.  Landlord represents and warrants that neither Landlord nor, to Landlord's knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

SECTION 15.21  ENTIRE AGREEMENT.  This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

SECTION 15.22 REPRESENTATIONS AND WARRANTIES.  Landlord represents and warrants that, as of the date of this Lease, (i) Landlord is the sole owner of the Office Project and the Office Project is not subject to any liens securing indebtedness payable by Landlord other than those held by Bank of America, N.A., (ii) the Premises is not presently leased to another party and no party or parties has/have any rights to lease all or any portion of the Premises, whether pursuant to an expansion option, right of first offer, right of first refusal, or otherwise, (iii) Landlord has no current actual knowledge, nor has Landlord received written notice from any governmental authority since Landlord acquired the Office Project, of any existing or threatened material violation of any Laws applicable to the ownership, operation, use, maintenance or condition of the Building or any part thereof, (iv) to Landlord's current actual knowledge, there are no leases, covenants, conditions, restrictions, easements, or zoning or other laws applicable to the Premises in effect as of the date of this Lease that prohibit or would prevent the use of the Premises for the Permitted Use, (v) Landlord has no current actual knowledge of any defects existing with respect to the Premises and/or existing leasehold improvements located therein as of the date of this Lease (including, without limitation, all Building systems exclusively servicing the same), (vi) live loads for the floor of each of the floors of the Premises are fifty (50) pounds per square foot and the live load for the roof of the Building is twenty (20) pounds per square foot, and (vii) the square footage of the Premises has been measured in accordance with the most recently published BOMA standard "ANSI Z65.1-1996" as interpreted by written guidance published by BOMA entitled "Answers to 26 Key Questions About the ANSI/BOMA Standard for Measuring Floor Area in Office Buildings".

SECTION 15.23 LIMITATION OF LIABILITY.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall in no event be liable for consequential, special, punitive or exemplary damages or loss of business or profits by reason of a failure to perform (or a default) by Tenant hereunder or otherwise and Landlord hereby waives any and all claims for such damages.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lease effective as of the Date of Lease set forth in the Basic Lease Information.

LANDLORD:

THE SHOPS AT LEGACY (NORTH) L L C,
a Texas limited liability company

By: K/S Legacy (North) L.L.C.,
  a Texas limited liability company,
  Manager

By:  /s/ Fehmi Karahan
Fehmi Karahan,
Manager

Date of Signature: 6/10/2013

Taxpayer I. D. No.:

TENANT:

ADS ALLIANCE DATA SYSTEMS, INC.

a Delaware corporation

By: /s/ Charles L. Horn
Printed Name: Charles L. Horn
Title: CFO

Date of Signature: 6/7/2013

Taxpayer I.D. No.: